Exhibit (a)(1)(i)

Exchange Offer Circular

INSTITUTIONAL FINANCIAL MARKETS, INC.

(f/k/a Cohen & Company Inc. / Alesco Financial Inc.)

Offer to Exchange

Any and All of its $19,506,000 Principal Amount of Outstanding

7.625% Contingent Convertible Senior Notes due 2027

(CUSIP No. 014485AB2)

For a Like Principal Amount of Newly Issued

10.50% Contingent Convertible Senior Notes due 2027

(CUSIP No. 45779LAA5)

THE EXCHANGE OFFER (AS DEFINED HEREIN) WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, JULY 19, 2011, WHICH WE REFER TO AS THE “EXPIRATION DATE,” UNLESS EARLIER TERMINATED OR EXTENDED BY US. TENDERS OF THE OLD NOTES (AS DEFINED HEREIN) MAY BE WITHDRAWN AT ANY TIME BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. OLD NOTES THAT ARE NOT TENDERED OR THAT ARE WITHDRAWN BEFORE THE EXPIRATION DATE WILL REMAIN OUTSTANDING.

Upon the terms and subject to the conditions described in this exchange offer circular (as it may be supplemented or amended from time to time, the “Exchange Offer Circular”), and the related letter of transmittal (as it may be supplemented or amended from time to time, the “Letter of Transmittal”), Institutional Financial Markets, Inc. (“IFMI” and, also referred to herein as, the “Company,” “we,” “our,” and “us”) is offering to exchange, at the election of each holder, any and all of its outstanding 7.625% Contingent Convertible Senior Notes due 2027 (the “Old Notes”) held by holders for a new series of 10.50% Contingent Convertible Senior Notes due 2027 (the “New Notes”), in an amount equal to $1,000 principal amount of the New Notes for each $1,000 principal amount of the Old Notes exchanged (the “Exchange Offer”).

In addition to issuing the New Notes as set forth above, we will pay accrued and unpaid interest on the Old Notes tendered and accepted in the Exchange Offer to, but not including, the date payment is made, which date is expected to be three (3) business days after the Expiration Date and to which we refer to herein as the “Settlement Date.” Tendering holders of the Old Notes must tender the Old Notes in integral multiples of $1,000. New Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Our common stock is listed on the NYSE Amex LLC (the “NYSE Amex”) under the symbol “IFMI.” The last reported sale price of our common stock on the NYSE Amex on June 16, 2011 was $3.55 per share. The New Notes will not be listed on any securities exchange or included in any automated quotation system.

See “Risk Factors” beginning on page 21 for a discussion of certain risks that you should consider before deciding whether to participate in the Exchange Offer.

Neither we, our officers, our board of directors, the exchange agent and information agent nor the financial advisor is making any recommendation as to whether you should choose to tender all or any portion of your Old Notes pursuant to the Exchange Offer.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Exchange Offer Circular. Any representation to the contrary is a criminal offense.

We are making the Exchange Offer in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), afforded by Section 3(a)(9) thereof. Therefore, we will not pay any commission or other remuneration to any broker, dealer, salesperson or other person for soliciting tenders of the Old Notes. However, our regular employees may contact holders of the Old Notes and will answer inquiries concerning the Exchange Offer. These employees will not receive additional compensation for these services. The Exchange Offer is exempt from state securities law requirements by virtue of Section 18(b)(4)(C) of the Securities Act.

Based on interpretations by the staff of the Division of Corporation Finance of the SEC, we believe that the New Notes issued in the Exchange Offer, like the Old Notes, may be offered for resale, resold and otherwise transferred by any holder thereof who is not an affiliate of ours, or any holder who has not acquired the Old Notes or New Notes from an affiliate of ours in the past year, without compliance with the registration requirements of the Securities Act.

We have made no arrangements for and have no understanding with any dealer, salesperson, or other person regarding the solicitation of tenders in connection with the Exchange Offer, and no person has been authorized to give any information or to make any representation not contained in this Exchange Offer Circular in connection with the Exchange Offer, and if given or made, any such information must not be relied upon as having been authorized by us or by any other person. Neither the delivery of this Exchange Offer Circular nor any exchange made in connection with the Exchange Offer will, under any circumstances, create any implication that there has been no change in our business since the date as of which information is given or incorporated by reference in this Exchange Offer Circular.

The date of this Exchange Offer Circular is June 20, 2011

The following table sets forth the series of the Old Notes subject to the Exchange Offer, and indicates the consideration to be received by holders of the Old Notes in the Exchange Offer.

Title of the Old Notes to be Tendered (CUSIP No.)	Outstanding Principal Par Amount	Consideration to be Received by Holders of the Old Notes (CUSIP No.)	Consideration per $1,000 Principal Amount of Old Notes Tendered

7.625% Contingent Convertible Senior Notes due 2027 (CUSIP No. 014485AB2)	$19,506,000 as of June 20, 2011	10.50% Contingent Convertible Senior Notes due 2027* (CUSIP No. 45779LAA5)	$1,000 principal amount of the New Notes

*In addition to issuing the New Notes as set forth above, we will pay accrued and unpaid interest on the Old Notes tendered and accepted in the Exchange Offer to, but not including, the Settlement Date. Tendering holders of the Old Notes must tender the Old Notes in integral multiples of $1,000. New Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The New Notes.

The terms of the New Notes are summarized below:

•	the interest rate on the New Notes will be 10.50% per annum, as compared to 7.625% per annum for the Old Notes;

•	the maturity date of the New Notes will remain the same date as the maturity date of the Old Notes - May 15, 2027;

•

the New Notes may be redeemed at the option of the Company, in whole or in part, for cash at any time on or after May 20, 2014 at a redemption price equal to 100% of the principal amount of the New Notes plus accrued and unpaid interest to, but excluding, the redemption date, as compared to May 20, 2012 for the Old Notes;

•

holders of the New Notes will have the right to require us to repurchase the New Notes on May 15, 2014, May 15, 2017 and May 15, 2022 for a repurchase price equal to 100% of the principal amount of the New Notes plus accrued and unpaid interest, as compared to May 15, 2012, May 15, 2017 and May 15, 2022 for the Old Notes;

•

holders of the New Notes who elect to convert the New Notes upon the occurrence of a corporate transaction described in the first, second or third bullet point of the definition of “fundamental change” (as defined in this Exchange Offer Circular) which occurs prior to May 15, 2014 will be entitled to convert at a decreased conversion price under certain circumstances which will increase the conversion rate by a number of shares of common stock, as compared to the Old Notes where such decrease in the conversion price only applies with respect to the occurrence of such a corporate transaction which occurs on or prior to May 15, 2012;

•

holders of the New Notes will have the right to convert each $1,000 principal amount of the New Notes into cash and common stock, if any, at any time prior to the second business day prior to May 15, 2027 if certain conditions are satisfied, which conversion rights are substantially similar to those of the Old Notes;

•

the New Notes will be senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness, including the Old Notes that remain outstanding after consummation of the Exchange Offer; and

•

the New Notes will be subordinated in right of payment to our existing and future secured indebtedness to the extent of such security, and structurally subordinated to any liabilities and other indebtedness of our subsidiaries.

You should rely only on the information contained or incorporated by reference in this Exchange Offer Circular. We have not authorized anyone to provide you with information that is different. You should assume that the information contained or incorporated by reference in this Exchange Offer Circular is accurate only as of the date of this Exchange Offer Circular or the date of the document incorporated by reference, as applicable. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this Exchange Offer Circular and a copy of any or all other contracts or documents which are referred to in this Exchange Offer Circular. Requests should be directed to:

Institutional Financial Markets, Inc.

Attention: Investor Relations

2929 Arch Street, 17th Floor

Philadelphia, Pennsylvania 19104-2868

Telephone number: (215) 701-9555

i

INSTITUTIONAL FINANCIAL MARKETS, INC.

As used herein, “IFMI,” the “Company,” “we,” “our” and “us” mean Institutional Financial Markets, Inc. and its subsidiaries unless otherwise noted or the context indicates otherwise.

When the Old Notes were originally issued on May 15, 2007, the name of our Company was “Alesco Financial Inc.” The Company changed its name on December 16, 2009 from “Alesco Financial Inc.” to “Cohen & Company Inc.” and, effective January 21, 2011, from “Cohen & Company Inc.” to “Institutional Financial Markets, Inc.”

We are an investment firm specializing in credit-related fixed income investments. We were incorporated in 2004 but began operations, through our predecessors, in 1999 as an investment firm focused on small and mid-cap banks. We have grown over the past eleven years into a more diversified fixed income specialty investment firm. We are organized into three business segments — Capital Markets, Asset Management, and Principal Investing. The Capital Markets business segment consists of credit-related fixed income sales and trading as well as new issue placements in corporate and securitized products and advisory services. The Asset Management business segment manages assets within a variety of investment vehicles, including investment funds, managed accounts, permanent capital vehicles, and collateralized debt obligations. The Principal Investing business segment is comprised primarily of our investments in the investment vehicles we manage.

We are a Maryland corporation. Our principal executive offices are located at Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104-2868 and our telephone number is (215) 701-9555.

SUMMARY TERM SHEET AND

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

The following answers to questions that you may have as a holder of the Old Notes highlight selected information included elsewhere or incorporated by reference in this Exchange Offer Circular. To fully understand the Exchange Offer and the other considerations that may be important to your decision about whether to participate, you should carefully read this Exchange Offer Circular in its entirety, including “Risk Factors,” as well as the information incorporated by reference in this Exchange Offer Circular. See “Incorporation by Reference.” For further information about us, see “Where You Can Find More Information.”

Q: What securities are being sought in the Exchange Offer?

A: We are offering to exchange any and all of our outstanding 7.625% Contingent Convertible Senior Notes due 2027. See “Summary of the Exchange Offer – Securities Subject to the Exchange Offer” and “The Exchange Offer – Securities Subject to the Exchange Offer.”

Q: Why are you making the Exchange Offer?

A: Holders of the Old Notes have the right to require us to repurchase their Old Notes for cash, in whole or in part, on May 15, 2012, May 15, 2017 and May 15, 2022 for a repurchase price equal to 100% of the principal amount of the Old Notes plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date. Therefore, we are conducting the Exchange Offer to improve our financial flexibility by extending the first repurchase date at the option of the holder from May 15, 2012 to May 15, 2014. See “Summary of the Exchange Offer – Reasons for the Exchange Offer” and “The Exchange Offer – Reasons for the Exchange Offer.”

Q: What are the benefits of exchanging my Old Notes for the New Notes?

A: While the first repurchase date will be extended to May 15, 2014, the interest rate on the New Notes will be 10.50% per annum, as compared to 7.625% for the Old Notes and we will not be able to redeem the New

Notes at our option prior to May 20, 2014. See “Summary of the Exchange Offer – Benefits of the Exchange Offer.”

Q: Who may participate in the Exchange Offer?

A: Any holder of the Old Notes may participate in the Exchange Offer. See “Summary of the Exchange Offer – Eligible Offerees; Transfer Restrictions.”

Q: What will I receive in the Exchange Offer if I tender my Old Notes and they are accepted?

A: For each $1,000 principal amount of the Old Notes that you validly tender as part of the Exchange Offer and we accept for exchange, you will receive $1,000 principal amount of the New Notes pursuant to the Exchange Offer. Your right to receive the applicable consideration in the Exchange Offer is subject to all of the conditions described herein. In addition to issuing the New Notes as set forth above, we will pay accrued and unpaid interest on the Old Notes tendered and accepted in the Exchange Offer to, but not including, the Settlement Date. See “Summary of the Exchange Offer – Terms of the Exchange Offer” and “The Exchange Offer – Terms of the Exchange Offer.”

Q: Are there material difference between the terms of the Old Notes and the New Notes?

A: Yes. There are several material differences between the terms of the Old Notes and the New Notes, including:

Term	Old Notes	New Notes
Interest Rate	7.625% per annum	10.50% per annum
Repurchase at the Option of the Holder

Holders of the Old Notes have the right to require us to repurchase the Old Notes on May 15, 2012, May 15, 2017 and May 15, 2022 for a repurchase price equal to 100% of the principal amount of the New Notes plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date. “Additional interest” refers to the interest that would be due as a result of an event of default under the registration rights agreement with the initial purchaser of the Old Notes.

Holders of the New Notes will have the right to require us to repurchase the New Notes on May 15, 2014, May 15, 2017 and May 15, 2022 for a repurchase price equal to 100% of the principal amount of the New Notes plus accrued and unpaid interest to, but excluding, the repurchase date. As there will not be a registration rights agreement with respect to the New Notes, there is no potential for additional interest on the New Notes as there was on the Old Notes.

Redemption at the Option of the Company

The Company may redeem all or a portion of the Old Notes for cash (a) at any time prior to the date on which they mature to the extent necessary to preserve the Company’s qualification as a real estate investment trust (“REIT”) for U.S. federal income tax purposes or (b) at any time on or

The Company may redeem all or a portion of the New Notes for cash at any time on or after May 20, 2014 at a redemption price equal to 100% of the principal amount of the New Notes plus accrued and unpaid interest to, but excluding, the redemption date. The New Notes will not have any after May 20, 2012, at a redemption price equal to 100% of the principal amount of the New Notes plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date.

provision allowing the Company to redeem the New Notes to preserve the Company’s REIT status because, effective January 1, 2010, the Company ceased to qualify as a REIT. In addition, there is no potential for additional interest on the New Notes as there was on the Old Notes.

Adjustments to Conversion Price Upon Certain Fundamental Changes

Holders of the Old Notes who elect to convert the Old Notes upon the occurrence of a corporate transaction described in the first, second or third bullet point of the definition of “fundamental change” (as defined in this Exchange Offer Circular) which occurs prior to May 15, 2012 will be entitled to convert at a decreased conversion price under certain circumstances which will increase the conversion rate by a number of shares of common stock.

Holders of the New Notes who elect to convert the New Notes upon the occurrence of a corporate transaction described in the first, second or third bullet point of the definition of “fundamental change” (as defined in this Exchange Offer Circular) which occurs prior to May 15, 2014 will be entitled to convert at a decreased conversion price under certain circumstances which will increase the conversion rate by a number of shares of common stock.

Registration Rights

The Old Notes when originally issued were restricted securities within the meaning of Rule 144 under the Securities Act. Accordingly, they were subject to the benefits of a registration rights agreement that we entered into in connection with the original issuance of the Old Notes.

Now that the tolling period prescribed by Rule 144 has elapsed with respect to the Old Notes, the New Notes acquired in the Exchange Offer will not be restricted securities within the meaning of Rule 144 and will not be subject to restrictions on transfer by holders who are not affiliates of ours or holders who have not acquired the Old Notes or New Notes from an affiliate of ours in the past year.

See “Summary of the Exchange Offer – Material Differences between the Old Notes and the New Notes” and “Summary of the Material Differences between the Old Notes and New Notes.”

Q: Will I receive accrued and unpaid interest on my Old Notes?

A: Yes. We will pay accrued and unpaid interest on the Old Notes tendered and accepted in the Exchange Offer to, but not including, the Settlement Date. See “Summary of the Exchange Offer – Terms of the Exchange Offer” and “The Exchange Offer – Terms of the Exchange Offer.”

Q: How will the Company fund the payment of the accrued and unpaid interest?

A: We will use cash on hand to fund the payment of the accrued and unpaid interest. See “Summary of the Exchange Offer - Sources of Payment of the Exchange Offer Consideration.”

Q: How do the conversion rights differ between the Old Notes and the New Notes?

A: The conversion rights do not differ between the Old Notes and the New Notes. Compare “Summary of the Old Notes – Conversion Rights” with “Summary of the New Notes – Conversion Rights.”

Q: May I tender only a portion of the Old Notes that I hold?

A: Yes. You do not have to tender all of your Old Notes to participate in the Exchange Offer. However, if you choose to tender your Old Notes, you must tender your Old Notes in a principal amount of $1,000 and integral multiples of $1,000 in excess thereof. See “Summary of the Exchange Offer – Terms of the Exchange Offer” and “The Exchange Offer – Terms of the Exchange Offer.”

Q: If the Exchange Offer is consummated and I do not participate or I do not tender all of my Old Notes, how will my rights and obligations under my remaining outstanding Old Notes be affected?

A: The terms of your Old Notes that remain outstanding after the consummation of the Exchange Offer will not change as a result of the Exchange Offer. See “Summary of the Exchange Offer – Terms of the Exchange Offer” and “The Exchange Offer – Terms of the Exchange Offer.”

Q: If the Exchange Offer is consummated and my Old Notes are accepted for exchange when will I receive my New Notes and accrued and unpaid interest on the Old Notes?

A: If the conditions to the Exchange Offer are satisfied or waived, we will settle the Exchange Offer and issue New Notes and pay accrued and unpaid interest on the Old Notes tendered and accepted in the Exchange Offer promptly after the Expiration Date which we expect to be three (3) business days after the Expiration Date. We refer to such date herein as the “Settlement Date.” See “Summary of the Exchange Offer – Terms of the Exchange Offer” and “The Exchange Offer – Terms of the Exchange Offer.”

Q: How will the Exchange Offer affect the trading market for the Old Notes that are not exchanged?

A: As Old Notes are tendered and accepted in the Exchange Offer, the principal amount of remaining Old Notes will decrease. This decrease could reduce the liquidity of the trading market for the Old Notes. See “Summary of the Exchange Offer – Trading.”

Q: What do you intend to do with the Old Notes that are exchanged in the Exchange Offer?

A: Old Notes tendered and accepted in the Exchange Offer will be retired and canceled. See “Summary of the Exchange Offer – Use of Proceeds.”

Q: Will there be a market for the New Notes issued pursuant to the Exchange Offer?

A: No, we do not intend to list the New Notes on any securities exchange or include them in any automated quotation system. See “Summary of the Exchange Offer – Trading” and “Risk Factors – A market may not develop for the New Notes.”

Q: Are you making a recommendation regarding whether I should participate in the Exchange Offer?

A: Neither we, our officers, our board of directors, the exchange agent and information agent nor the financial advisor is making any recommendation as to whether you should tender all or any portion of your Old Notes for exchange. Further, we have not authorized anyone to make any recommendation. Accordingly, you must make your own determination as to whether to tender your Old Notes and, if so, the principal amount of the Old Notes to tender. Before making your decision, we urge you to read this Exchange Offer Circular carefully in its entirety, including the information set forth under “Risk Factors” and the other documents incorporated by reference herein. See “Summary of the Exchange Offer – Deciding Whether to Participate” and “The Exchange Offer – Deciding Whether to Participate.”

Q: What are the conditions to the Exchange Offer?

A: The Exchange Offer is subject to certain customary conditions described below under “The Exchange Offer — Conditions to the Exchange Offer.” We may, in our sole discretion, waive certain conditions of the Exchange Offer. If any of the conditions are not satisfied or waived for the Exchange Offer on the Expiration Date we will not consummate the Exchange Offer.

Q: When does the Exchange Offer expire?

A: The Exchange Offer will expire at 5:00 p.m., New York City time, on Tuesday, July 19, 2011 unless extended or earlier terminated by us. See “Summary of the Exchange Offer – Expiration Date; Extension” and “The Exchange Offer – Expiration Date; Extensions; Amendments.”

Q: Under what circumstances can the Exchange Offer be extended, amended or terminated?

A: We reserve the right, in our sole discretion and subject to applicable law, to extend, amend or terminate the Exchange Offer, by giving oral (promptly confirmed in writing) or written notice of the extension, termination or amendment to the exchange agent.

If we amend the Exchange Offer in a manner that we determine constitutes a material or significant change, we will extend the Expiration Date for a period of five to ten business days, depending upon the significance of the amendment, if the Exchange Offer would otherwise have expired during the five to ten business day period. Any change in the consideration offered to holders of the Old Notes in the Exchange Offer will be paid to all holders whose Old Notes have previously been tendered and are accepted for exchange pursuant to the Exchange Offer.

See “Summary of the Exchange Offer – Expiration Date; Extension” and “The Exchange Offer – Expiration Date; Extensions; Amendments.”

Q: How will I be notified if the Exchange Offer is extended, amended or terminated?

A: Any extension, termination or amendment will be followed promptly by a public announcement thereof through any appropriate news agency, including, but not limited to, Bloomberg News Service or the Dow Jones News Service which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. For more information regarding notification of extensions, amendments or the termination of the Exchange Offer, see “The Exchange Offer — Expiration Date; Extensions; Amendments.”

Q: How do I tender my Old Notes for exchange in the Exchange Offer?

A:

•

If your Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to participate in the Exchange Offer, you should contact that registered holder promptly and instruct him, her or it to tender your Old Notes on your behalf.

•

If you are a participant in the Depository Trust Company (“DTC”), you must electronically transmit your acceptance through DTC’s Automated Tender Offer Program (“ATOP”) prior to 5:00 p.m. New York City time on the Expiration Date. A completed Letter of Transmittal need not accompany tenders effected through ATOP.

•

A holder who wishes to tender the Old Notes pursuant to the Exchange Offer must deliver a fully completed Letter of Transmittal or transmit an “agent’s message” to the exchange agent prior to 5:00 p.m., New York City time, on the Expiration Date.

Holders should carefully follow the instructions contained in this Exchange Offer Circular on how to tender your Old Notes. See “The Exchange Offer — Procedures for Tender.” For further information on how to tender Old Notes, contact the exchange agent and information agent at the telephone number set forth on the back cover page of this Exchange Offer Circular or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Q: How will I receive the New Notes if I tender my Old Notes for exchange in the Exchange Offer?

A: The New Notes (like the Old Notes) will be issued in book-entry only form and will be represented by one or more permanent global certificates deposited with a custodian for, and registered in the name of a nominee of, DTC. We will credit the New Notes to your account maintained with DTC on the Settlement Date. See “Summary of the New Notes – Global Note, Book-Entry Form.”

Q: What happens if some or all of my Old Notes are not accepted for exchange?

A: If any tendered Old Notes are not accepted because of an invalid tender, the occurrence of other events described under “The Exchange Offer — Conditions to the Exchange Offer” or otherwise, we will credit the Old Notes to your account maintained with DTC promptly after the expiration or termination of the Exchange Offer. See “The Exchange Offer – Acceptance of the Old Notes for Tender.”

Q: May I withdraw Old Notes previously tendered?

A: Yes, you may withdraw your tender of the Old Notes (1) at any time before the Expiration Date and (2) after the expiration of 40 business days from the commencement of the Exchange Offer if we have not accepted the Old Notes pursuant to the Exchange Offer as of that date. For more information, see “The Exchange Offer — Withdrawal and Revocation Rights.”

Q: How do I withdraw Old Notes previously tendered?

A: For a withdrawal to be effective, the holder must deliver to the exchange agent a written or facsimile notice of withdrawal of a tender or properly transmit to the exchange agent an agent’s message, which must be received by the exchange agent prior to the applicable withdrawal deadline. If the Old Notes to be withdrawn have been delivered or otherwise identified to the exchange agent, a signed notice of withdrawal is effective immediately upon receipt by the exchange agent of written or facsimile transmission of the notice of withdrawal (or receipt of a request via DTC) even if physical release is not yet effected. For more information regarding the procedures for withdrawal or revocation, see “The Exchange Offer — Withdrawal and Revocation Rights.”

Q: Will I have to pay any fees or commissions if I participate in the Exchange Offer?

A: There are no fees or commissions payable to the exchange agent and information agent or financial advisor in connection with an exchange pursuant to the Exchange Offer. However, if your Old Notes are held through a broker or other nominee who tenders the Old Notes on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply. See “The Exchange Offer – Payment of Fees and Expenses.”

Q: What risks should I consider in deciding whether or not to tender my Old Notes?

A: In deciding whether to participate in the Exchange Offer, you should carefully consider the discussion of risks and uncertainties affecting us, the Exchange Offer, the New Notes and our common stock that are described under “Risk Factors” and the documents incorporated by reference in this Exchange Offer Circular.

Q: What are the material U.S. federal income tax considerations of my participating in the Exchange Offer?

A: There are certain U.S. federal income tax consequences relating to the tender of the Old Notes for the New Notes pursuant to the Exchange Offer and the ownership and sale or other disposition of the New Notes and the shares of common stock, if any, into which the New Notes may be converted. Please read “Material United States Federal Income Tax Considerations.” You should consult your own tax advisor for a full understanding of the tax considerations of participating in the Exchange Offer.

Q: Will IFMI receive any cash proceeds from the Exchange Offer?

A: No, we will not receive any cash proceeds from the Exchange Offer. See “Summary of the Exchange Offer – Use of Proceeds.”

Q: With whom may I talk if I have questions about the Exchange Offer?

A: If you have questions about the terms of the Exchange Offer, please contact us. If you have questions regarding the procedures for tendering Old Notes in the Exchange Offer or require assistance regarding this process, please contact the exchange agent and information agent. The contact information for the exchange agent and information agent is set forth on the back cover page of this Exchange Offer Circular, and the contact information for us is set forth under “Institutional Financial Markets, Inc.” See also “Where You Can Find More Information.”

SUMMARY OF THE EXCHANGE OFFER

This summary highlights the information contained elsewhere in this Exchange Offer Circular. Because this is only a summary, it does not contain all of the information that may be important to you. You should read the following summary together with the more detailed description of the terms of the Exchange Offer contained elsewhere in this Exchange Offer Circular. See “The Exchange Offer.”

Securities Subject to the Exchange Offer	We are offering to exchange the Old Notes for the New Notes.

Reasons for the Exchange Offer	We are conducting the Exchange Offer to improve our financial flexibility by extending the first repurchase date at the option of the holder from May 15, 2012 to May 15, 2014.

Benefits of the Exchange Offer

While the first repurchase date will be extended to May 15, 2014, the interest rate on the New Notes will be 10.50% per annum, as compared to 7.625% for the Old Notes and we will not be able to redeem the New Notes at our option prior to May 20, 2014.

Material Differences Between the Old Notes and the New Notes

The material differences between the Old Notes and the New Notes are described below. This summary is qualified in its entirety by the information contained elsewhere in this Exchange Offer Circular, the Old Note Indenture (as defined herein) and the New Note Indenture (as defined herein). For a more detailed description of the New Notes, see “Description of the New Notes.”

The terms of the New Notes will be substantially similar to the terms of the Old Notes, except that the New Notes will differ in certain material respects, including:

•	the interest rate on the New Notes will be 10.50% per annum, as compared to 7.625% per annum for the Old Notes;

•

holders of the New Notes will have the right to require us to repurchase the New Notes on May 15, 2014, May 15, 2017 and May 15, 2022 for a repurchase price equal to 100% of the principal amount of the New Notes plus accrued and unpaid interest to, but excluding, the repurchase date, as compared to May 15, 2012, May 15, 2017 and May 15, 2022 for the Old Notes;

•

the Company may redeem all or a portion of the New Notes for cash at any time on or after May 20, 2014 at a redemption price equal to 100% of the principal amount of the New Notes plus accrued and unpaid interest to, but excluding, the redemption date, as compared to May 20, 2012 for the Old Notes;

•

the New Notes will not have any provision allowing the Company to redeem the New Notes to preserve REIT status, as compared to the Old Notes which allowed the Company to redeem the Old Notes to the extent necessary to preserve its qualification as a REIT for U.S. federal income tax purposes. The provision allowing for redemption to preserve the Company’s REIT status was not included in the New Notes because, effective January 1, 2010, the Company ceased to qualify as a REIT; and

•

holders of the New Notes who elect to convert the New Notes upon the occurrence of a corporate transaction described in the first, second or third bullet point of the definition of “fundamental change” (as defined in this Exchange Offer Circular) which occurs prior to May 15, 2014 will be entitled to convert at a decreased conversion price under certain circumstances which will increase the conversion rate by a number of shares of common stock, as compared to the Old Notes where such decrease in the conversion price only applies with respect to the occurrence of such a corporate transaction which occurs on or prior to May 15, 2012.

Terms of the Exchange Offer

We are offering to exchange any and all of the Old Notes for the New Notes. Pursuant to the Exchange Offer, holders may elect to receive New Notes in an amount equal to $1,000 principal amount of the New Notes for each $1,000 principal amount of the Old Notes exchanged. Tendering holders of the Old Notes must tender the Old Notes in integral multiples of $1,000.

In addition to issuing the New Notes as set forth above, we will pay accrued and unpaid interest on the Old Notes tendered and accepted in the Exchange Offer to, but not including, the Settlement Date.

The terms of your Old Notes that remain outstanding after consummation of the Exchange Offer will not change as a result of the Exchange Offer.

Sources of Payment of the Exchange Offer Consideration	We will use cash on hand to fund the payment of the accrued and unpaid interest on the Old Notes tendered and accepted in the Exchange Offer.

Trust Indenture Act of 1939

The New Notes will be issued pursuant to a trust indenture. The indenture governing the New Notes (the “New Note Indenture”) will be qualified under the Trust Indenture Act of 1939 (the “TIA”). Simultaneously with the commencement of the Exchange Offer, we will file an application on Form T-3 to qualify the New Note Indenture and the trustee will file an application on Form T-1 to qualify as the trustee for the New Note Indenture under the TIA.

Conditions to the Exchange Offer

We will not be required to accept any tendered Old Notes and may terminate or amend the Exchange Offer if (1) at any time before the expiration of the Exchange Offer, we determine that the Exchange Offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction or (2) any of the other events described in “The Exchange Offer — Conditions to the Exchange Offer” have occurred.

Eligible Offerees; Transfer Restrictions

All holders of the Old Notes are eligible to participate in the Exchange Offer. We are making the Exchange Offer in reliance on the exemption from the registration requirements of the Securities Act afforded by Section 3(a)(9) thereof. Therefore, we will not pay any commission or other remuneration to any broker, dealer, salesperson or other person for soliciting tenders of the Old Notes. However, our regular employees may contact holders of the Old Notes and will answer inquiries concerning the Exchange Offer. These employees will not receive additional compensation for these services. The Exchange Offer is exempt from state securities law requirements by virtue of Section 18(b)(4)(C) of the Securities Act.

Based on interpretations by the staff of the Division of Corporation Finance of the SEC, we believe that the New Notes issued in the Exchange Offer, like the Old Notes, may be offered for resale, resold and otherwise transferred by any holder thereof who is not an affiliate of ours, or any holder who has not acquired the Old Notes or New Notes from an affiliate of ours in the past year, without compliance with the registration requirements of the Securities Act.

Expiration Date; Extension

The Exchange Offer will expire at 5:00 p.m., New York City time, on Tuesday, July 19, 2011, unless extended or earlier terminated by us. We may extend the Expiration Date for any reason. If we decide to extend the Expiration Date, we will announce the extension by press release or other permitted means no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Settlement Date

We will settle the Exchange Offer and issue New Notes and pay accrued and unpaid interest promptly after the Expiration Date, which we expect to be three (3) business days after the Expiration Date. We refer to such date herein as the “Settlement Date.”

Withdrawal of Tenders

The Old Notes tendered pursuant to the Exchange Offer may be withdrawn (1) at any time prior to the Expiration Date and (2) after the expiration of 40 business days from the commencement of the Exchange Offer if we have not accepted the Old Notes pursuant to the Exchange Offer as of that date.

Procedures for Tender and Delivery

If your Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to participate in the Exchange Offer, you should contact that registered holder promptly and instruct him, her or it to tender your Old Notes on your behalf.

If you are a participant in DTC, you must electronically transmit your acceptance through ATOP prior to 5:00 p.m. New York City time on the Expiration Date. A completed Letter of Transmittal need not accompany tenders effected through ATOP.

A holder who wishes to tender the Old Notes pursuant to the Exchange Offer must deliver a fully completed Letter of Transmittal or transmit an “agent’s message” to the exchange agent prior to 5:00 p.m., New York City time, on the Expiration Date.

We intend to accept all Old Notes validly tendered and not withdrawn or revoked as of the Expiration Date.

Holders should carefully follow the instructions contained herein on how to tender your Old Notes. See “The Exchange Offer — Procedures for Tender.”

Amendment of the Exchange Offer

We reserve the right, in our sole discretion, to interpret or modify the terms of the Exchange Offer, provided that we comply with applicable laws that may require us to extend the period during which Old Notes may be tendered or withdrawn, as a result of changes in the terms of, or information relating to, the Exchange Offer.

Use of Proceeds

We will not receive any cash proceeds in the Exchange Offer. Any Old Notes that are validly tendered and accepted in exchange for the New Notes pursuant to the Exchange Offer will be retired and canceled.

Material United States Federal Income Tax Considerations	For a summary of the U.S. federal income tax treatment of the Exchange Offer see “Material United States Federal Income Tax Considerations.”

Old Notes Not Tendered or Accepted

Any tendered Old Notes that are not accepted for exchange by us for any reason will be credited to your DTC account without expense to you promptly after the expiration or termination of the Exchange Offer. If you do not tender your Old Notes, or if your Old Notes are not accepted for exchange by us, you will continue to hold your Old Notes and you will be entitled to all the rights, and subject to all the limitations, applicable to the Old Notes.

Consequences If You Do Not Tender Your Old Notes

To the extent that any Old Notes are tendered, accepted and retired pursuant to the Exchange Offer, the principal amount of remaining outstanding Old Notes will decrease. This decrease could reduce the liquidity of the trading market for the Old Notes.

Deciding Whether to Participate

Neither we, our officers, our board of directors, the exchange agent and information agent nor the financial advisor is making any recommendation as to whether you should tender all or any portion of your Old Notes pursuant to the Exchange Offer. Further, we have not authorized anyone to make any recommendation.

You should make your own decision as to whether you should tender your Old Notes, in whole or in part, after reading the information contained herein, under “Risk Factors” and the information incorporated by reference herein, and consulting with your advisors, if any, based on your own financial position and requirements.

Exchange Agent and Information Agent

Global Bondholder Services Corporation has been retained to serve as the exchange agent and information agent. Its address and telephone number are provided on the back cover page of this Exchange Offer Circular. See “Exchange Agent and Information Agent and Financial Advisor.”

Financial Advisor	Sandler O’Neill & Partners, L.P. has been retained to serve as the financial advisor. See “Exchange Agent and Information Agent and Financial Advisor.”

Trading

Our common stock is listed on the NYSE Amex under the symbol “IFMI.” The Old Notes are not listed on any national securities exchange or included in any automated quotation system and we do not intend to list the New Notes on any securities exchange or include them in any automated quotation system.

Subsequent Purchases

We and our subsidiaries or affiliates reserve the absolute right, in our sole discretion and to the extent permitted by applicable law, at any time and from time to time after a period of ten (10) business days after the consummation or earlier termination of the Exchange Offer, to acquire any Old Notes that are not tendered pursuant to the Exchange Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon terms, at prices and for consideration as we or our subsidiaries or affiliates may determine, or by redeeming the Old Notes in accordance with their terms and the terms of the indenture governing the Old Notes (the “Old Note Indenture”). In each case, the consideration for the Old Notes may be different from the consideration offered in the Exchange Offer. There can be no assurance as to which, if any, of these alternatives or combinations thereof we and our subsidiaries or affiliates may choose to pursue in the future.

YOU SHOULD READ THIS EXCHANGE OFFER CIRCULAR AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE MAKING A DECISION TO TENDER YOUR OLD NOTES.

SUMMARY OF THE MATERIAL DIFFERENCES BETWEEN

THE OLD NOTES AND THE NEW NOTES

Listed below are the material difference between the terms of the Old Notes and the New Notes:

Term	Old Notes	New Notes
Interest Rate	7.625% per annum	10.50% per annum
Repurchase at the Option of the Holder

Holders of the Old Notes have the right to require us to repurchase the Old Notes on May 15, 2012, May 15, 2017 and May 15, 2022 for a repurchase price equal to 100% of the principal amount of the New Notes plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date. “Additional interest” refers to the interest that would be due as a result of an event of default under the registration rights agreement with the initial purchaser of the Old Notes.

Holders of the New Notes will have the right to require us to repurchase the New Notes on May 15, 2014, May 15, 2017 and May 15, 2022 for a repurchase price equal to 100% of the principal amount of the New Notes plus accrued and unpaid interest to, but excluding, the repurchase date. As there will not be a registration rights agreement with respect to the New Notes, there is no potential for additional interest on the New Notes as there was on the Old Notes.

Redemption at the Option of the Company

The Company may redeem all or a portion of the Old Notes for cash (a) at any time prior to the date on which they mature to the extent necessary to preserve the Company’s qualification as a REIT for U.S. federal income tax purposes or (b) at any time on or after May 20, 2012, at a redemption price equal to 100% of the principal amount of the New Notes plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date.

The Company may redeem all or a portion of the New Notes for cash at any time on or after May 20, 2014 at a redemption price equal to 100% of the principal amount of the New Notes plus accrued and unpaid interest to, but excluding, the redemption date. The New Notes will not have any provision allowing the Company to redeem the New Notes to preserve the Company’s REIT status because, effective January 1, 2010, the Company ceased to qualify as a REIT. In addition, there is no potential for additional interest on the New Notes as there was on the Old Notes.

Adjustments to Conversion Price Upon Certain Fundamental Changes

Holders of the Old Notes who elect to convert the Old Notes upon the occurrence of a corporate transaction described in the first, second or third bullet point of the definition of “fundamental change” (as defined in this Exchange Offer Circular) which occurs prior to May 15, 2012 will be entitled to convert at a decreased conversion price under certain circumstances which will increase the conversion rate by a number of shares of common stock.

Holders of the New Notes who elect to convert the New Notes upon the occurrence of a corporate transaction described in the first, second or third bullet point of the definition of “fundamental change” (as defined in this Exchange Offer Circular) which occurs prior to May 15, 2014 will be entitled to convert at a decreased conversion price under certain circumstances which will increase the conversion rate by a number of shares of common stock.

Registration Rights

The Old Notes when originally issued were restricted securities within the meaning of Rule 144 under the Securities Act. Accordingly, they were subject to the benefits of a registration rights agreement that we entered into in connection with the original issuance of the Old Notes.

Now that the tolling period prescribed by Rule 144 has elapsed with respect to the Old Notes, the New Notes acquired in the Exchange Offer will not be restricted securities within the meaning of Rule 144 and will not be subject to restrictions on transfer by holders who are not affiliates of ours or holders who have not acquired the Old Notes or New Notes from an affiliate of ours in the past year.

SUMMARY OF THE NEW NOTES

This summary is not a complete description of the New Notes or the New Note Indenture. You should read the following summary together with the more detailed description of the New Notes contained elsewhere in this Exchange Offer Circular, including the section captioned “Description of the New Notes” and the New Note Indenture, which is filed as an exhibit to the Company’s Form T-3. As used in this portion of the summary, the terms “IFMI,” the “Company,” “we,” “our” and “us” refer only to Institutional Financial Markets, Inc. and not to any of our subsidiaries.

Issuer of the New Notes	Institutional Financial Markets, Inc.

New Notes Offered	Up to $19,506,000 aggregate principal amount of 10.50% Contingent Convertible Senior Notes due May 15, 2027.

Ranking of the New Notes

The New Notes will be senior, unsecured obligations and will rank equally in right of payment with all of our existing and future unsubordinated, unsecured indebtedness, including the Old Notes that remain outstanding after consummation of the Exchange Offer. As of March 31, 2011, the only indebtedness that we had that will be of the same ranking as the New Notes is the $19,506,000 aggregate principal amount at par of the Old Notes outstanding.

The New Notes will be subordinated in right of payment to our existing and future secured indebtedness to the extent of such security, and structurally subordinated to any liabilities and other indebtedness of our subsidiaries. As of March 31, 2011, we had approximately $5,518,000 of outstanding secured indebtedness on a consolidated basis, and the total balance sheet liabilities of our consolidated subsidiaries was approximately $348,597,000.

Interest

The New Notes will bear interest at an annual rate of 10.50%. Effective on the Settlement Date, we will no longer pay interest on any Old Notes that are accepted for exchange pursuant to the Exchange Offer. Interest will begin to accrue on the New Notes commencing on the Settlement Date. We will pay interest on the New Notes on a semi-annual basis on May 15 and November 15 of each year. The interest so payable will be paid to each holder in whose name a New Note is registered at the close of business on the May 1 or November 1 (whether or not a business day) immediately preceding the relevant interest payment date.

Maturity Date	The New Notes will mature on May 15, 2027 unless previously redeemed by us, repurchased by us or converted in accordance with their terms prior to such date.

Conversion Rights

Holders of the New Notes will have the right to convert each $1,000 principal amount of the New Notes into cash and common stock, if any, at any time prior to the second business day prior to May 15, 2027 under the circumstances discussed below:

•

during any fiscal quarter commencing after the date of original issuance of the New Notes, if our common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the fiscal quarter immediately preceding the quarter in which the conversion occurs is more than 130% of the conversion price of the New Notes in effect on that 30th trading day;

•	if we have called the particular notes for redemption and the redemption has not yet occurred;

•

during the five consecutive business-day period following any five consecutive trading-day period in which the “trading price” for the New Notes for each day of that period was less than 98% of our common stock price for each day of that period multiplied by the then current conversion rate;

•	upon the occurrence of specified corporate transactions described under “Description of the New Notes — Conversion Rights — Conversion Upon Specified Corporate Transactions”; or

•

during the 30 days prior to, but excluding, any Conversion Transaction, the scheduled repurchase date or the maturity date. “Conversion Transaction” means an exchange of shares of the common stock of the Company for units of membership interest in a publicly-traded Delaware limited liability company that results in the Company becoming a subsidiary of such publicly-traded Delaware limited liability company and further results in the common stock becoming convertible into equity interests of such Delaware limited liability company pursuant to the terms of the New Note Indenture.

Conversion Rate

Upon the occurrence of any of the circumstances described above, holders may convert the New Notes into cash and, if applicable, shares of our common stock at an initial conversion price per share of $116.37 (which equals the current conversion price of the Old Notes after giving effect to the adjustments to the conversion rate of the Old Notes on account of the 1 for 10 IFMI reverse stock split effected on December 16, 2009 and certain quarterly cash dividends in excess of $3.00 per share paid by IFMI on its common stock since issuance of the Old Notes), which represents a conversion rate of approximately 8.5933 shares of common stock per $1,000 principal amount of the New Notes.

Upon conversion of each $1,000 principal amount of the New Notes, a holder will receive an amount in cash per New Note equal to the lesser of (i) $1,000 and (ii) the conversion value, determined in the manner set forth in this Exchange Offer Circular. If the conversion value exceeds $1,000, we will also deliver shares of our common stock per New Note converted in an amount equal to the excess of the conversion value over $1,000. See “Description of the New Notes — Conversion Rights — Payment Upon Conversion.”

The conversion price will be subject to adjustment in certain circumstances. See “Description of the New Notes — Conversion Rights — Conversion Price Adjustments.”

If a holder elects to convert the New Notes in connection with a corporate transaction described in the first, second or third bullet point of the definition of “fundamental change” (as defined in this Exchange Offer Circular) that occurs prior to May 15, 2014, we will decrease the conversion price to increase the conversion rate by a number of shares of common stock. See “Description of the New Notes — Conversion Rights — Conversion Upon Specified Corporate Transactions” and “— Adjustment to Conversion Price Upon Certain Fundamental Changes.” A Conversion Transaction will not constitute a fundamental change, and therefore there will be no conversion rate adjustment in the event of a Conversion Transaction.

Redemption of the New Notes at Our Option

We may redeem all or a portion of the New Notes for cash at any time on or after May 20, 2014, at a redemption price equal to 100% of the principal amount of the New Notes plus accrued and unpaid interest to, but excluding, the redemption date.

See “Description of the New Notes — Optional Redemption of the New Notes.”

Repurchase of the New Notes at the Option of the Holder

Holders of the New Notes may require us to repurchase all or a portion of the New Notes for cash on May 15, 2014, May 15, 2017 and May 15, 2022 for a repurchase price equal to 100% of the principal amount of the New Notes plus accrued and unpaid interest to, but excluding, the repurchase date. See “Description of the New Notes — Repurchase of the New Notes at the Option of the Holder.”

Repurchase of the New Notes at the Option of Holder Upon the Occurrence of a Fundamental Change

Upon a “fundamental change,” as defined in “Description of the New Notes — Repurchase at Option of Holders Upon a Fundamental Change,” holders may require us to repurchase all or a portion of the New Notes for cash at a repurchase price equal to 100% of the principal amount of the New Notes plus accrued and unpaid interest to, but excluding, the repurchase date. See “Description of the New Notes — Repurchase at Option of Holders Upon a Fundamental Change.” A Conversion Transaction will not constitute a fundamental change and you will therefore not have the right to require us to repurchase the New Notes for cash upon such event.

Events of Default	The events that will be “events of default” under the New Note Indenture will be substantially similar to those contained in the Old Note Indenture.

Sinking Fund	The New Notes are not entitled to the benefits of, or subject to, a sinking fund.

No Shareholder Rights for Holders of the New Notes

A holder of the New Notes will not have any rights as a shareholder (including, without limitation, voting rights and rights to receive dividends or other distributions on our common stock), unless the holder otherwise converts the New Notes into common stock.

Trading

The New Notes are a new issue of securities with no established trading market. We have not applied, and do not intend to apply, to list the New Notes on any securities exchange or include them in any automated quotation system. Our common stock is listed on the NYSE Amex under the symbol “IFMI.”

Securities Law Restrictions

We are making the Exchange Offer in reliance on the exemption from the registration requirements of the Securities Act afforded by Section 3(a)(9) thereof. Therefore, we will not pay any commission or other remuneration to any broker, dealer, salesperson or other person for soliciting tenders of the Old Notes. However, our regular employees may contact holders of the Old Notes and will answer inquiries concerning the Exchange Offer. These employees will not receive additional compensation for these services. The Exchange Offer is exempt from state securities law requirements by virtue of Section 18(b)(4)(C) of the Securities Act.

Based on interpretations by the staff of the Division of Corporation Finance of the SEC, we believe that the New Notes issued in the Exchange Offer, like the Old Notes, may be offered for resale, resold and otherwise transferred by any holder thereof who is not an affiliate of ours, or any holder who has not acquired the Old Notes or New Notes from an affiliate of ours in the past year, without compliance with the registration requirements of the Securities Act.

Restrictions on Ownership and Transfer of Common Stock

The Company has adopted a Section 382 Rights Agreement in an effort to protect against a possible limitation on the Company’s ability to use its net operating loss and net capital loss carry forwards to reduce potential future federal income tax obligations. The Rights Agreement contains a provision such that if a person or group acquires beneficial ownership of 4.95% or more of the Company’s common stock and is determined by the Company’s board of directors to be an acquiring person, certain Rights (other than the Rights held by the acquiring person) will entitle holders to purchase common stock having a value of two times the exercise price of the Right. See “Description of Capital Stock – Rights Agreement.”

Book-Entry Form	The New Notes will be issued in book-entry only form and will be represented by permanent global certificates deposited with a custodian for, and registered in the name of a nominee of DTC in

New York, New York. Beneficial interests in global certificates representing the New Notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. These interests will not be permitted to be exchanged for certificated New Notes, except in limited circumstances.

Tax Impacts Associated with the New Notes

The New Notes and common stock that may be received upon conversion of the New Notes will be subject to special and complex U.S. federal income tax rules. You are strongly urged to consult your own tax advisors with respect to the federal, state, local and foreign tax consequences of exchanging, owning and disposing of the New Notes and the common stock into which the New Notes, in certain circumstances, are convertible.

See “Material United States Federal Income Tax Considerations” in this Exchange Offer Circular.

Risk Factors

You should read carefully the “Risk Factors” contained under the caption “Risk Factors” in this Exchange Offer Circular and our public filings with the SEC, for risks and uncertainties affecting us, the Exchange Offer, the New Notes and our common stock.

RISK FACTORS

You should carefully consider the specific risk factors set forth below, as well as the other information contained or incorporated by reference in this Exchange Offer Circular and any accompanying supplement thereto, before deciding whether to tender all or any portion of the Old Notes for exchange. The trading price of the New Notes and our common stock could decline due to any of these risk factors, and you may lose all or part of your investment. This Exchange Offer Circular, any accompanying supplement and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. See “Statements Regarding Forward-Looking Information.”

Risks Related to the Exchange Offer

Holders who fail to exchange their Old Notes may have reduced liquidity after the Exchange Offer.

As Old Notes are tendered and accepted in the Exchange Offer, the principal amount of remaining Old Notes will decrease. This decrease could reduce the liquidity of the trading market for the Old Notes. We cannot assure you of the liquidity of, or even the continuation of any trading market for, the Old Notes following the completion of the Exchange Offer.

Holders who exchange their Old Notes may have reduced liquidity after the Exchange Offer.

There is no minimum amount of the Old Notes that must be exchanged in order for the Company to consummate the Exchange Offer. Depending on the principal amount of the Old Notes that are tendered and accepted in the Exchange Offer, the outstanding principal amount of the New Notes may be minimal. Accordingly, we cannot assure you of the liquidity of, or that there will be a trading market for, the New Notes following the completion of the Exchange Offer.

Following the consummation or earlier termination of the Exchange Offer, we may acquire remaining outstanding Old Notes upon terms and at prices as we may determine, which could be for cash or other consideration.

We and our subsidiaries or affiliates reserve the absolute right, in our sole discretion and to the extent permitted by applicable law, at any time and from time to time after a period commencing ten (10) business days after the consummation or earlier termination of the Exchange Offer, to acquire any Old Notes that are not tendered and accepted pursuant to the Exchange Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon terms, at prices and for consideration as we or our subsidiaries or affiliates may determine, or by redeeming the Old Notes in accordance with their terms and the terms of the Old Note Indenture. In each case, the consideration for the Old Notes may be different from the consideration offered in the Exchange Offer. There can be no assurance as to which, if any, of these alternatives or combinations thereof we and our subsidiaries or affiliates may choose to pursue in the future.

Following the consummation of the Exchange Offer, we may acquire outstanding New Notes upon terms and at prices as we may determine, which could be for cash or other consideration.

We and our subsidiaries or affiliates reserve the absolute right, in our sole discretion and to the extent permitted by applicable law, at any time and from time to time after a period commencing ten (10) business days after the consummation of the Exchange Offer, to acquire any New Notes that have been issued pursuant to the Exchange Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon terms, at prices and for consideration as we or our subsidiaries or affiliates may determine, or by redeeming the New Notes in accordance with their terms and the terms of the New Note Indenture.

Upon consummation of the Exchange Offer, holders that validly tender their Old Notes will lose their rights under those Old Notes, including the right to future interest and principal payments.

Holders that validly tender Old Notes, which are accepted as part of the Exchange Offer, will lose the rights of a holder of the Old Notes, except to the extent that they continue to hold any other Old Notes after the consummation of the Exchange Offer. These rights include the right to convert their Old Notes into cash and shares of our common stock, if any, the right to require us to repurchase their Old Notes on May 15, 2012, May 15, 2017 and May 15, 2022 for a repurchase price equal to 100% of the principal amount of the Old Notes plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date, and the right to receive interest and principal payments on the Old Notes. Holders will also lose their rights to any and all claims they may have, now or in the future, arising out of or related to any Old Notes accepted for exchange, and any rights as our creditors with respect to these Old Notes. In addition, holders that exchange their Old Notes for the New Notes as part of the Exchange Offer will become subject to all of the risks and uncertainties associated with ownership of the New Notes.

We are not making a recommendation as to whether you should participate in the Exchange Offer, and we have not obtained a third-party determination that the Exchange Offer is fair to holders.

Neither we, our officers, our board of directors, the exchange agent and information agent nor the financial advisor is making any recommendation as to whether you should tender or refrain from tendering all or any portion of your Old Notes. Further, we have not authorized anyone to make any recommendation. We have not obtained or requested, and do not intend to obtain or request, a fairness opinion from any banking or other firm as to the fairness of the exchange ratio for the New Notes or the relative values of the Old Notes and the New Notes.

To the extent that a holder of the Old Notes exchanges some or all of its Old Notes for the New Notes, such holder may not require us to repurchase its New Notes until a later date than such holder could have required us to repurchase its Old Notes, which may increase such holder’s risk that we will be unable to repurchase (or refinance) the New Notes when such repurchase is required.

Holders of the Old Notes are being offered the option to exchange the Old Notes for the New Notes. Holders who tender their Old Notes and whose tenders are accepted for exchange may be exposed to increased risk of nonpayment on the New Notes because such holders may not require us to repurchase their New Notes until a date that is later than the date such holders could have required us to repurchase their Old Notes. For instance, following the first possible required repurchase date of the Old Notes (May 15, 2012), but prior to the first possible required repurchase date of the New Notes (May 15, 2014), we may become subject to a bankruptcy or similar proceeding. If so, there is a risk that the holders of the Old Notes who elected to participate in the Exchange Offer and whose Old Notes were accepted for exchange would not be paid in full while holders of the Old Notes who opted not to tender their Old Notes in the Exchange Offer (or whose Old Notes were not accepted for exchange) and required us to repurchase their Old Notes on May 15, 2012 for a repurchase price equal to 100% of the principal amount of the Old Notes plus accrued and unpaid interest and additional interest, if any, would already have been paid in full.

The U.S. federal income tax consequences of the exchange of the Old Notes for the New Notes are uncertain.

The U.S. federal income tax consequences of the Exchange Offer and of the ownership and disposition of the New Notes are uncertain in several respects. See “Material United States Federal Income Tax Considerations — Tax Consequences to Tendering U.S. Holders — Treatment of Exchange of the Old Notes for the New Notes.” In addition, the New Notes may be issued with original issue discount (“OID”), depending on the fair market value of the New Notes (or Old Notes), determined as of the Settlement Date. If the New Notes are issued with OID, an exchanging U.S. holder (as defined below in the section entitled “Material United States Federal Income Tax Considerations”) receiving a New Note may be required to report the OID as income annually as it accrues, based on a constant yield method (which includes at least annual compounding) and regardless of the holder’s regular method of tax accounting, before the corresponding amount is received by the holder in cash.

Risks Related to the New Notes

Set forth below are certain risk factors related to the New Notes. Since the terms of the Old Notes are substantially similar to the New Notes, the Old Notes have similar risks as those set forth below for the Old Notes.

The New Notes will be effectively subordinated to any existing and future secured indebtedness and are structurally subordinated to debt of our subsidiaries.

The New Notes will be senior, unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness, including the Old Notes that remain outstanding after consummation of the Exchange Offer. The New Notes will be subordinated in right of payment to our existing and future secured indebtedness to the extent of such security, and structurally subordinated to any liabilities and other indebtedness of our subsidiaries. The New Notes do not restrict us from incurring senior secured debt in the future or having our subsidiaries guarantee our indebtedness, nor do they limit the amount of indebtedness we can issue that is equal in right of payment. As of March 31, 2011, subsidiaries of ours had $5.5 million in aggregate principal outstanding on a secured credit facility entered into on July 29, 2010 (our “2010 Credit Facility”) and $1.4 million of subordinated notes payable, and we had $19.5 million aggregate principal amount at par of the Old Notes outstanding and $49.6 million aggregate principal amount at par of junior subordinated notes outstanding. As of March 31, 2011, there was no availability to borrow under the 2010 Credit Facility.

The New Notes are obligations exclusively of IFMI, but our assets consist primarily of equity in our subsidiaries and substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt obligations, including our obligations under the New Notes, are dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

Our subsidiaries are separate and distinct legal entities and, except as expressly provided in the IFMI, LLC operating agreement, they have no obligation to pay any amounts due under the New Notes or to make any funds available for that purpose, whether by dividends, distributions, loans or other payments. The IFMI, LLC operating agreement provides that, to the extent there is available cash from operations and capital transactions, IFMI, LLC shall make distributions to us so that we can satisfy our payment obligations under the New Notes. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. For example, if we are in default under our 2010 Credit Facility, our subsidiary, Dekania Investors, LLC, which is an obligor under the 2010 Credit Facility, is prohibited from paying dividends to us. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the New Notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

We will continue to have the ability to incur debt after the Exchange Offer; if we incur substantial additional debt, these higher levels of debt may affect our ability to pay principal and interest on the New Notes.

The New Note Indenture does not restrict our ability to incur additional indebtedness or require us to maintain financial ratios or specified levels of net worth or liquidity. If we incur substantial additional indebtedness in the future, these higher levels of indebtedness may affect our ability to pay principal and interest on the New Notes and our creditworthiness generally.

Upon conversion of the New Notes, you may receive less proceeds than expected because the value of our common stock may decline between the day that you exercise your conversion right and the day the value of your shares is determined.

The conversion value that you will receive upon conversion of your New Notes is in part determined by the average of the daily volume-weighted average price per share of our common stock on the NYSE Amex for the twenty consecutive trading days beginning on the third trading day immediately following either the conversion date, the redemption date, the maturity date or the repurchase date, as applicable. Accordingly, if the price of our common stock decreases after you tender your New Notes for conversion, the conversion value you receive may be adversely affected.

Your right to convert the New Notes is conditional, which could impair the value of the New Notes.

The New Notes are convertible only if specified conditions are met. See “Description of the New Notes — Conversion Rights - General.” If the specified conditions for conversion are not met, you will not be able to convert your New Notes, and you may not be able to receive the value of the cash and shares into which the New Notes would otherwise be convertible. In addition, upon conversion of the New Notes we will not be required to deliver cash or issue shares to satisfy our conversion obligation until at least 15 business days after the conversion date. As a result, the value of your New Notes surrendered for conversion will be subject to market risk pending settlement.

It may never be in the economic interest of a holder of the New Notes to convert the New Notes into common stock.

The conversion price of the New Notes is significantly higher than the recent trading prices of our common stock prior to the date of this Exchange Offer Circular. The conversion price of the New Notes is $116.37 (which equals the current conversion price of the Old Notes after giving effect to the adjustments to the conversion rate of the Old Notes on account of the 1 for 10 IFMI reverse stock split effected on December 16, 2009 and certain quarterly cash dividends in excess of $3.00 per share paid by IFMI on its common stock since issuance of the Old Notes). Accordingly, it may never be in the economic interest of a holder of the New Notes to convert the New Notes into common stock.

The price of our common stock, and therefore the price of the New Notes, may fluctuate significantly which may make it difficult for you to resell your New Notes or the shares of our common stock that may be issued upon conversion of the New Notes when you want or at desired prices.

The price of our common stock on the NYSE Amex constantly fluctuates and will continue to fluctuate. Because the New Notes are convertible into our common stock, volatility of or depressed prices for our common stock could have a similar effect on the trading price of the New Notes. The market price of our New Notes and the underlying common stock may fluctuate in response to a variety of factors, many of which are beyond our control. These factors include:

•	actual or anticipated fluctuations in our results of operations;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors, and our ability to meet expectations;

•	the operating and stock performance of our competitors;

•	fluctuations in market rates of interest;

•	deterioration in asset quality due to an economic downturn;

•	legislative or regulatory changes;

•	adverse developments in our investment portfolios;

•	unanticipated declines or slower than anticipated growth in our business;

•	additions or departures of key management personnel;

•	competition and the possible dilutive effect of potential acquisitions, expansion or future capital raises; and

•	the realization of any of the other risk factors included in, or incorporated by reference to, this Exchange Offer.

In addition, from time to time the stock markets generally experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of the companies traded in such markets. These broad fluctuations may adversely affect the trading price of our common stock, regardless of our actual results of operations. Holders who receive our common stock upon exchange of their New Notes will be subject to the risk of volatile and depressed market prices of our common stock. It is impossible to assure holders of the New Notes that the market price of our common stock will not fall in the future.

We may be unable to repurchase your New Notes as required under the New Note Indenture upon a fundamental change or on the specified repurchase dates at the option of the holder or pay you cash upon conversion of your New Notes.

Upon a fundamental change, and on May 15, 2014, May 15, 2017 and May 15, 2022, you will have the right to require us to repurchase your New Notes for cash. In addition, upon conversion of the New Notes, you will have the right to receive a cash payment. If we do not have sufficient funds to pay the repurchase price for all of the New Notes you tender upon a fundamental change, the cash due upon repurchases of the New Notes on May 15, 2014, May 15, 2017 and May 15, 2022 or the cash due upon conversion, an event of default under the New Note Indenture would occur as a result of such failure. In addition, cash payments in respect of the New Notes that you tender for repurchase or that you convert may be subject to limits and might be prohibited, or create an event of default, under our agreements relating to borrowings that we may enter into from time to time. Further, our failure to make cash payments in respect of the New Notes could result in an event of default under such agreements. Such other borrowings may be secured indebtedness and may prevent us from making cash payments in respect of the New Notes under certain circumstances. Our inability to pay for your New Notes that are tendered for repurchase or conversion could result in your receiving substantially less than the principal amount of the New Notes. See “Description of the New Notes — Repurchase of the New Notes at the Option of the Holder” and “— Repurchase at Option of Holders Upon a Fundamental Change.”

Upon an occurrence of a fundamental change, we may be required to offer to repay the New Notes and may be required to repay any other debt then outstanding. If a fundamental change were to occur subsequent to the Exchange Offer, we may not have the financial resources available to repurchase all the New Notes for cash.

The definition of a fundamental change requiring us to repurchase the New Notes is limited and therefore the market price of the New Notes may decline if we enter into a transaction that does not constitute a fundamental change under the New Note Indenture.

The term “fundamental change,” as used in the New Notes and the New Note Indenture, is limited and may not include every event that might cause the market price of the New Notes to decline. As a result, our obligation to repurchase the New Notes upon a fundamental change may not preserve the value of the New Notes in the event of a highly leveraged transaction, or certain reorganizations, mergers or similar transactions.

The U.S. federal income tax consequences of the conversion of the New Notes into cash and common stock are unclear.

The U.S. federal income tax consequences of the conversion of the New Notes are not entirely clear. The conversion of the New Notes into common stock and cash is likely to be treated in its entirety as a recapitalization. Alternatively, it is possible that the conversion of the New Notes into common stock and cash may be treated in part as a conversion into stock and in part as a payment in redemption for the New Notes. In either event, U.S. holders who convert their New Notes may be subject to tax on at least a portion of the converted New Notes. See “Material United States Federal Income Tax Considerations — Tax Consequences to Tendering U.S. Holders — Conversion of the New Notes” for more information.

You may be subject to tax if we make or fail to make certain adjustments to the conversion right of the New Notes even though you do not receive any cash or other property.

The price at which the New Notes are convertible into shares of common stock is subject to adjustment under certain circumstances such as stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See “Description of the New Notes — Conversion Rights — Conversion Price Adjustments.” If the conversion price, and the resulting conversion rate, is adjusted in a manner which has the effect of increasing your proportionate interest in our assets or earnings, such adjustment may result in a deemed distribution to you and you would be required to include such amount in income for U.S. federal income tax purposes, notwithstanding the fact that you do not receive such distribution. In addition, non-U.S. holders (as defined in “Material United States Federal Income Tax Considerations”) of the New Notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. In addition, adjustment to the conversion rate of the New Notes converted in connection with certain fundamental changes, as described under “Description of the New Notes — Conversion Rights — Adjustment to Conversion Price Upon Certain Fundamental Changes” may be treated as a constructive distribution which may subject you to U.S. federal income tax. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a constructive distribution which may subject you to U.S. federal income tax. Please read “Material United States Federal Income Tax Considerations.”

The adjustment to the conversion rate for the New Notes converted in connection with certain fundamental changes may not adequately compensate holders for the lost option time value of their New Notes as a result of such fundamental change and may not be enforceable.

If a corporate transaction described in the first, second or third bullet point of the definition of fundamental change in this Exchange Offer Circular occurs on or prior to May 15, 2014, we will increase the conversion rate as to the New Notes converted in connection with the fundamental changes. The increase in the conversion rate will be determined based on the date on which the fundamental change becomes effective and the price paid per share of common stock in the fundamental change as described under “Description of the New Notes — Conversion Rights — Adjustment to Conversion Rate Upon Certain Fundamental Changes.” While this adjustment is intended to compensate you for the lost option time value of your New Notes as a result of certain fundamental changes, the adjustment is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if the price paid per share of our common stock in the fundamental change is less than $95.50 or more than $360.00 (subject to adjustment), there will be no such adjustment. Furthermore, our obligation to make the adjustment could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Provisions of the New Notes could discourage an acquisition of us by a third party.

Certain provisions of the New Notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the New Notes will have the right, at their option, to require us to repurchase all of their New Notes or any portion of the principal amount of such New Notes in integral multiples of $1,000 in cash at a price equal to 100% of the principal amount of the New Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date. In addition, pursuant to the terms of the New Notes, we may not enter into certain mergers or acquisitions unless, among other things, the surviving person or entity assumes the payment of the principal of and interest on the New Notes, including the delivery of the conversion value and any adjustment thereto resulting from such merger or acquisition.

A market may not develop for the New Notes.

We do not intend to apply for listing of the New Notes on any securities exchange. A market for the New Notes may not develop or, if one does develop, it may not be maintained, which could adversely affect the liquidity, and the market value, of the New Notes.

Conversion of the New Notes could dilute the ownership of existing stockholders.

The conversion of some or all of the New Notes could dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the New Notes may encourage short selling by market participants because the conversion of the New Notes could depress the price of our common stock.

The New Notes may not be rated or may receive a lower rating than anticipated.

We believe that it is unlikely that the New Notes will be rated. If, however, one or more rating agencies rate the New Notes and assign the New Notes a rating lower than the rating expected by investors, or reduce their rating in the future, the market price of the New Notes and our common stock would be harmed.

Holders of the New Notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to our common stock.

If you hold New Notes, you will not be entitled to any rights with respect to our common stock, including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock, but you will be subject to all changes affecting our common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock, if any, to you upon conversion of your New Notes. For example, in the event that an amendment is proposed to our charter or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Risks Related to our Business and Ownership of our Common Stock

In addition to the above factors, you are urged to carefully review the risks and uncertainties related to adverse market conditions, our business, our industry, our organizational structure and ownership of our common stock contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This Exchange Offer Circular contains “forward-looking statements.” Forward-looking statements discuss matters that are not historical facts. Because they discuss future events or conditions, forward-looking statements may include words such as “anticipate,” “believe,” “estimate,” “intend,” “could,” “should,” “would,” “may,” “seek,” “plan,” “might,” “will,” “expect,” “predict,” “project,” “forecast,” “potential,” “continue,” negatives thereof, or similar expressions. Forward-looking statements speak only as of the date they are made, are based on various underlying assumptions and current expectations about the future and are not guarantees. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, level of activity, performance or achievement to be materially different from the results of operations or plans expressed or implied by such forward-looking statements.

While we cannot predict all of the risks and uncertainties, they include, but are not limited to, those described under “Risk Factors” in this Exchange Offer Circular and in “Item 1A—Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Accordingly, such information should not be regarded as representations that the results or conditions described in such statements or that our objectives and plans will be achieved and we do not assume any responsibility for the accuracy or completeness of any of these forward-looking statements. These forward-looking statements are found at various places throughout this Exchange Offer Circular and include information concerning possible or assumed future results of our operations, including statements about the following subjects:

•	benefits, results, cost reductions and synergies resulting from our subsidiaries’ recent strategic transactions;

•	integration of operations;

•	business strategies;

•	growth opportunities;

•	competitive position;

•	market outlook;

•	expected financial position;

•	expected results of operations;

•	future cash flows;

•	financing plans;

•	plans and objectives of management;

•	tax treatment of the strategic transactions;

•	any other statements regarding future growth, future cash needs, future operations, business plans and future financial results, and any other statements that are not historical facts.

These forward-looking statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside of our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. You should consider the areas of risk and uncertainty described above and discussed under “Item 1A—Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Exchange Offer Circular. All subsequent written and oral forward-looking statements concerning other matters addressed in this Exchange Offer Circular and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this Exchange Offer Circular. Except to the extent required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, a change in events, conditions, circumstances or assumptions underlying such statements, or otherwise.

You should carefully review the disclosures and the risk factors described in this Exchange Offer Circular and other documents we file from time to time with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth herein.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Office of Investor Education and Advocacy of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed by us with the SEC and each such statement is qualified in its entirety by such reference.

You should rely only on the information provided or incorporated by reference in this Exchange Offer Circular or any supplement thereto. We have not authorized anyone else to provide you with different information. We may not make an offer to exchange the Old Notes for the New Notes in any jurisdiction where the offer is not permitted. The delivery of this Exchange Offer Circular does not, under any circumstances, mean that there has not been a change in our affairs since the date of this Exchange Offer Circular. It also does not mean that the information in this Exchange Offer Circular is correct after the date of this Exchange Offer Circular. Our business, prospects and financial condition may have changed since that date.

INCORPORATION BY REFERENCE

This Exchange Offer Circular is part of a Tender Offer Statement on Schedule TO (“Schedule TO”) that we have filed with the SEC. This Exchange Offer Circular does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the materials listed below that we have filed with the SEC before making a decision on whether to participate in the Exchange Offer. The rules of the SEC allow us to “incorporate by reference” information into this Exchange Offer Circular, which means we can disclose important information to you by referring you to other documents filed separately with the SEC. This Exchange Offer Circular incorporates by reference the documents listed below (except any portions of any such documents that are deemed “furnished” rather than “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2010, including information specifically incorporated by reference into our Form 10-K from our definitive Proxy Statement for our 2011 Annual Meeting of Shareholders;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011; and

•

Current Reports on Form 8-K and Current Reports on Form 8-K/A as filed with the SEC on January 6, 2011, January 11, 2011, January 13, 2011, January 24, 2011, February 4, 2011, February 9, 2011, April 25, 2011, June 6, 2011 and June 8, 2011.

We will provide without charge to each person, including any beneficial holder, to whom a Exchange Offer Circular is delivered, upon written or oral request of that person, a copy of any document incorporated by reference. Requests should be directed to IFMI by writing to or telephoning us at the following address:

Institutional Financial Markets, Inc.

Attention: Investor Relations

2929 Arch Street, 17th Floor

Philadelphia, Pennsylvania 19104-2868

Phone: (215) 701-9555

To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than Tuesday, July 12, 2011. In the event that we extend the Expiration Date, you must submit your request at least five business days before the Expiration Date, as extended.

USE OF PROCEEDS

We will not receive any cash proceeds from the Exchange Offer. Any Old Notes that are validly tendered and exchanged will be canceled.

RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in thousands)

	Fiscal Year Ended December 31,					Three Months Ended March 31, 2011
	2006	2007	2008	2009	2010
Income (loss) before income tax expense (benefit)	$(9,500)	$(18,823)	$ (6,136)	$(11,794)	$10,466	$200
Less: Net income (loss) attributable to non-controlling interests	752	3,067	(1,259)	(98)	3,620	38

Pre-tax income attributable to Institutional Financial Markets, Inc.	(10,252)	(21,890)	(4,877)	(11,696)	6,846	162
Adjustments:
(Income) /loss from equity method affiliates	(3,503)	(11,719)	(262)	3,455	(5,884)	(95)
Distributed income from equity method affiliates	96	-	500	925	9,983	465
Fixed charges	4,209	11,889	9,304	5,670	8,408	1,704

Earnings before taxes and fixed charges as adjusted	$(9,450)	$(21,720)	$4,665	$(1,646)	$19,353	$2,236

Fixed charges:
Interest expense on all indebtedness (a)	$ 3,647	$ 11,019	$8,546	$4,980	$7,686	$1,482
Rental expense deemed to be interest (b)	562	870	758	690	722	222

Total fixed charges	$ 4,209	$ 11,889	$9,304	$5,670	$8,408	$1,704

Ratio of earnings to fixed charges	(c)	(c)	(c)	(c)	2.30x	1.31x

(a)         Interest expense includes amortization expense for debt issuance costs and discount on debt. Interest expense does not include interest related to uncertain tax positions which is included as part of income tax expense in the consolidated statements of operations.

(b)         Calculated as one-third of operating lease rental expense deemed to be representative of the interest factor inherent in rents.

(c)         The earnings were inadequate to cover total fixed charges. For the years ended December 31, 2006, 2007, 2008, and 2009, we would have needed additional pre-tax income attributable to IFMI of $13,659, $33,609, $4,639, and $7,316, respectively, to achieve coverage of 1:1 in these periods.

The ratio of earnings to fixed charges is calculated as follows:

(earnings)
(fixed charges)

These ratios are based on the historical financial statements of IFMI, LLC (formerly known as Cohen Brothers, LLC and a majority owned subsidiary of ours), which became our financial statements as a result of the reverse merger in December 2009 of IFMI, LLC into a subsidiaries of ours. For purposes of calculating the ratios, earnings (loss) consist of:

•	pre-tax income (loss) from continuing operations;

•	amortization of capitalized interest; and

•	fixed charges,

and exclude capitalized interest.

For purposes of calculating the ratios, fixed charges consist of:

•	interest on debt, both expensed and capitalized;

•	amortized premiums, discounts and capitalized expenses related to indebtedness; and

•	the estimated interest included in rental expense.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the NYSE Amex under the symbol “IFMI.” The last reported closing sale price of our common stock on the NYSE Amex was $3.55 per share on June 16, 2011. As of June 16, 2011, we had 14,238,177 shares of common stock outstanding. The following table shows the high and low sales prices per share of our common stock for the periods indicated.

	Price of Common Stock
	High	Low
Fiscal year ending December 31, 2011
Second Quarter (through June 16, 2011)	$4.70	$2.75
First Quarter	$5.35	$4.20

Fiscal year ending December 31, 2010
Fourth Quarter	$5.65	$4.00
Third Quarter	$6.03	$4.10
Second Quarter	$6.68	$4.05
First Quarter	$9.40	$4.90

Fiscal year ended December 31, 2009
Fourth Quarter	$12.50	$3.25
Third Quarter	$14.40	$6.00
Second Quarter	$9.40	$4.00
First Quarter	$9.90	$3.00

Fiscal year ended December 31, 2008
Fourth Quarter	$11.20	$4.00
Third Quarter	$20.70	$6.10
Second Quarter	$49.90	$20.00
First Quarter	$39.80	$20.00

DIVIDEND POLICY

We have declared and paid certain cash dividends on our common stock in the past. Although the Company has paid a dividend in prior quarters, the Company’s board of directors has the power to determine its policy regarding the payment of dividends (and whether to increase, reduce, or eliminate this quarterly payment going forward) which may depend on a variety of factors, including business, financial and regulatory considerations as well as any limitations under Maryland law or imposed by any agreements governing the indebtedness of the Company. In addition, the Company’s ability to pay dividends will be dependent on distributions it receives from IFMI, LLC (and distributions that IFMI, LLC receives from its subsidiaries, some of which that are not wholly owned). The amount and timing of distributions by IFMI, LLC will be at the discretion of IFMI LLC’s board of managers and may be impacted by restrictions imposed by the 2010 Credit Facility and subject to the provisions of IFMI, LLC’s operating agreement. There can be no assurances that such dividends will continue.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth selected consolidated financial information for the dates and periods indicated. You should read the data set forth below in conjunction with our audited consolidated financial statements and the related notes, our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011. Our results for any of these periods are not necessarily indicative of the results to be expected for the year ending December 31, 2011 or for any other future period. Dollar amounts are in thousands, except per share amounts.

	Fiscal Year Ended December 31,					Fiscal Quarter Ended March 31, 2011 (Unaudited)
	2006	2007	2008	2009	2010
	(in thousands, except share or unit and per share or per unit information)
Revenues
Net trading	$4,037	$232	$18,234	$44,165	$70,809	$27,274
Asset management	28,207	72,154	63,844	31,148	25,281	5,970
New issue and advisory	96,374	123,993	7,249	1,816	3,778	109
Principal transactions and other income	6,777	(7,204)	(6,038)	6,957	25,684	(1,039)

Total revenues	135,395	189,175	83,289	84,086	125,552	32,314

Operating expenses
Compensation and benefits (1)	95,237	161,768	53,115	70,519	77,446	21,988
Other operating	48,547	43,643	21,328	22,135	31,401	8,269
Depreciation and amortization	789	2,726	4,023	2,543	2,356	470
Impairment of goodwill/intangible assets	-	-	2,078	-	5,607	-

Total operating expenses	144,573	208,137	80,544	95,197	116,810	30,727

Operating income / (loss)	(9,178)	(18,962)	2,745	(11,111)	8,742	1,587

Non operating income / (expense)
Interest expense	(3,825)	(11,580)	(9,143)	(4,974)	(7,686)	(1,482)
Gain on repurchase of debt	-	-	-	-	2,555	-
Gain on sale of management contracts	-	-	-	7,746	971	-
Income / (loss) from equity method affiliates	3,503	11,719	262	(3,455)	5,884	95

Income / (loss) before income tax expense	(9,500)	(18,823)	(6,136)	(11,794)	10,466	200
Income tax (benefit) / expense	1,680	2,757	2,049	9	(749)	(213)

Net income / (loss)	(11,180)	(21,580)	(8,185)	(11,803)	11,215	413

Less: Net income /(loss) attributable to the noncontrolling interest	752	3,067	(1,259)	(98)	3,620	38

Net income / (loss) attributable to IFMI	$(11,932)	$(24,647)	$(6,926)	$(11,705)	$7,595	$375

Earnings (loss) per common share/membership unit-basic:
Basic earnings (loss) per common share/membership unit	$(1.61)	$(2.83)	$(0.72)	$(1.21)	$0.73	$0.03
Weighted average shares/ membership units outstanding-basic	7,390,202	8,720,121	9,590,525	9,639,475	10,404,017	10,819,955
Earnings (loss) per common share/ membership unit-diluted:
Diluted earnings (loss) per common share/membership unit	$(1.61)	$(2.83)	$(0.72)	$(1.21)	$0.73	$0.03
Weighted average shares/ membership units outstanding-diluted	7,390,202	8,720,121	9,590,525	9,639,475	15,687,573	16,125,155
Cash dividends paid per common share	$-	$-	$-	$-	$0.10	$0.05

(1) Compensation and benefits consists of:
Equity based compensation	$20,468	$45,561	$6,177	$6,556	$2,505	$2,189
Tax gross-up expense	13,597	27,194	-	-	-	-
Retention bonus	-	-	-	12,374	-	-
Other compensation and benefits	61,172	89,013	46,938	51,589	74,941	19,799

Total	$95,237	$161,768	$53,115	$70,519	$77,446	$21,988

Balance Sheet Data:
Total assets	$177,011	$237,574	$157,653	$299,442	$306,747	$441,788
Debt	77,532	130,000	76,094	61,961	44,688	43,258
Total stockholders’ equity	20,078	60,841	49,897	56,341	64,358	68,214
Noncontrolling interest	502	-	11,016	21,310	25,150	24,977
Total equity	20,580	60,841	60,913	77,651	89,508	93,191

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2010 on an actual basis and on an as adjusted basis to give effect to the Exchange Offer. You should read the information set forth in the table below in conjunction with “Selected Consolidated Financial Information” and our audited consolidated financial statements and the related notes, our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011. For purposes of the “as adjusted” information set forth in the table below, we have assumed that we exchanged the maximum amount of the Old Notes. The “as adjusted” information is not intended to provide any indication of what our actual financial position, including actual cash balances and borrowings, would have been had the Exchange Offer been completed as of December 31, 2010 or to project our financial position for any future date.

	As of December 31, 2010
	Actual	As adjusted for the Exchange Offer (Unaudited)
	(In thousands, except share and per share data)
Cash and cash equivalents	$43,946	$43,268	(1)

Borrowings:
Debt	44,688	45,090	(2)

Stockholders’ equity:
Preferred stock, $0.001 par value per share, 50,000,000 shares authorized:
Series A Voting Convertible Preferred Stock, $0.001 par value per share, 1 share authorized, 0 share issued and outstanding, actual and as adjusted	-	-
Series B Voting Non-Convertible Preferred Stock, $0.001 par value per share, 4,983,557 shares authorized, 4,983,557 shares issued and outstanding, actual and as adjusted	5	5
Series C Junior Participating Preferred Stock, $0.001 par value per share, 10,000 shares authorized, no shares issued and outstanding, actual and as adjusted	-	-
Common Stock, $0.001 par value per share, 100,000,000 shares authorized, 10,533,084 shares issued, actual and as adjusted; 10,482,684 outstanding, actual and as adjusted, including 162,226 unvested restricted share awards, actual and as adjusted	10	10
Additional paid-in capital	58,954	58,954
Retained earnings	6,382	5,980	(3)
Accumulated other comprehensive loss	(665)	(665)
Treasury stock at cost, (50,400 shares of Common Stock, actual and as adjusted)	(328)	(328)

Total stockholders’ equity	64,358	63,956
Noncontrolling interest (4)	25,150	25,150

Total equity	89,508	89,106

Total capitalization	134,196	134,196

(1) Payment of total fees and expenses of the Exchange Offer of $678 to be capitalized and amortized over the term of the New Notes.

(2) The debt discount ($402) of the Old Notes (carrying value of $19,104) was written off and the New Notes were recorded at par ($19,506).

(3) Represents the write off of debt discount associated with the Old Notes which resulted in a loss on extinguishment of debt of $402.

(4) The Noncontrolling interest is included in total capitalization since the IFMI, LLC units not held by IFMI (that is, those held by the noncontrolling interest) may be redeemed and exchanged into shares of the Company on a one-to-one basis.

THE EXCHANGE OFFER

As used in this section, the terms “IFMI” the “Company,” “we,” “our” and “us” refer only to Institutional Financial Markets, Inc. and not to any of our subsidiaries.

Reasons for the Exchange Offer

Holders of the Old Notes have the right to require us to repurchase their Old Notes for cash, in whole or in part, on May 15, 2012, May 15, 2017 and May 15, 2022 for a repurchase price equal to 100% of the principal amount of the Old Notes plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date. Therefore, we are conducting the Exchange Offer to improve our financial flexibility by extending the first repurchase date at the option of the holder from May 15, 2012 to May 15, 2014.

Securities Subject to the Exchange Offer

We are offering to exchange any and all of the Old Notes for the New Notes.

Deciding Whether to Participate

Neither we, our officers, our board of directors, the exchange agent and information agent nor the financial advisor is making any recommendation as to whether you should tender all or any portion of your Old Notes pursuant to the Exchange Offer. Further, we have not authorized anyone to make any recommendation.

You should make your own decision after reading this Exchange Offer Circular, including “Risk Factors” and the information incorporated by reference herein, and consulting with your advisors, if any, based on your own financial position and requirements.

Terms of the Exchange Offer

Pursuant to the Exchange Offer, holders may elect to receive New Notes in an amount equal to $1,000 principal amount of the New Notes for each $1,000 principal amount of the Old Notes exchanged. The New Notes will be issued in principal denominations of $1,000 and integral multiples of $1,000 in excess thereof. In addition, we will pay accrued and unpaid interest on the Old Notes tendered and accepted in the Exchange Offer to, but not including, the Settlement Date.

We will be deemed to have accepted validly tendered Old Notes when, as, and if we have given oral or written notice thereof to the exchange agent (sometimes referred to herein as the “Acceptance Date”). The exchange agent will act as agent for the tendering holders for the purpose of receiving the New Notes from us. If any tendered Old Notes are not accepted because of an invalid tender, or the occurrence of other events described under the heading “— Conditions to the Exchange Offer” or otherwise, Old Notes will be credited to the holder’s account maintained with DTC, without expense, promptly after the Expiration Date, unless the Exchange Offer is extended.

Effective on the Settlement Date, we will no longer pay interest on any Old Notes that are accepted for exchange pursuant to the Exchange Offer. We will pay interest on the New Notes on a semi-annual basis on May 15 and November 15 of each year, beginning November 15, 2011. The interest so payable will be paid to each holder in whose name a New Note is registered at the close of business on the May 1 or November 1 (whether or not a business day) immediately preceding the relevant interest payment date.

The terms of your Old Notes that remain outstanding after the consummation of the Exchange Offer will not change as a result of the Exchange Offer.

Expiration Date; Extensions; Amendments

For purposes of the Exchange Offer, the term “Expiration Date” will mean 5:00 p.m., New York City time, on Tuesday, July 19, 2011, subject to our right to extend that date and time in our sole discretion, in which case, the Expiration Date will mean the latest date and time to which the Exchange Offer is extended.

We also reserve the right, in our sole discretion and subject to applicable law, to: (1) extend the Expiration Date; (2) terminate the Exchange Offer upon failure to satisfy any of the conditions described under “— Conditions to the Exchange Offer;” or (3) amend the Exchange Offer, in each case by giving oral (promptly confirmed in writing) or written notice of the extension, termination or amendment to the exchange agent. Any extension, termination or amendment will be followed promptly by a public announcement thereof through any appropriate news agency, including, but not limited to, Bloomberg News Service or the Dow Jones News Service which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. We will have no other obligation to publish, advertise or otherwise communicate any public announcement other than by making a timely release to any appropriate news agency, including, but not limited to, Bloomberg Business News and the Dow Jones News Service.

If we amend the Exchange Offer in a manner that we determine constitutes a material or significant change, we will extend the Expiration Date for a period of five to ten business days, depending upon the significance of the amendment, if the Exchange Offer would otherwise have expired during the five to ten business day period. Any change in the consideration offered to holders of the Old Notes in the Exchange Offer will be paid to all holders whose Old Notes have previously been tendered and are accepted for exchange pursuant to the Exchange Offer.

Procedures for Tender

If your Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to participate in the Exchange Offer, you should contact the registered holder promptly and instruct him, her or it to tender your Old Notes on your behalf.

If you are a DTC participant that has Old Notes that are credited to your DTC account and that are held of record by DTC’s nominee, you must directly tender your Old Notes by book-entry transfer as if you were the record holder. Because of this, references herein to registered or record holders include DTC participants with Old Notes credited to their accounts. If you are not a DTC participant, you may tender your Old Notes by book-entry transfer by contacting your broker or opening an account with a DTC participant.

We have not provided guaranteed delivery procedures in connection with the Exchange Offer or under this Exchange Offer Circular or any other offer materials provided therewith. Holders must timely tender their Old Notes in accordance with the procedures described in this Exchange Offer Circular and set forth in the Letter of Transmittal.

A holder who wishes to tender the Old Notes pursuant to the Exchange Offer must deliver a fully completed Letter of Transmittal or transmit an “agent’s message” to the exchange agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, the exchange agent must receive a timely confirmation of book-entry transfer of the Old Notes into the exchange agent’s account at DTC through ATOP under the procedure for book-entry transfers described herein along with a properly transmitted agent’s message, prior to 5:00 p.m., New York City time, on the Expiration Date.

The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent, and forming a part of the book-entry confirmation, that states that DTC has received an express acknowledgement from the tendering participant stating that the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this Exchange Offer Circular and the related Letter of Transmittal, and that we may enforce the agreement against the participant. To receive confirmation of valid tender of the Old Notes, a holder should contact the exchange agent at the telephone number listed on the back cover page of this Exchange Offer Circular.

Any valid tender of the Old Notes that is not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions described in this Exchange Offer Circular and set forth in the related Letter of Transmittal. Only a registered holder of the Old Notes may tender the Old Notes in the Exchange Offer. Since the Old Notes are outstanding in the form of a global note registered in the name of DTC, if you wish to tender the Old Notes, you should promptly instruct the DTC participant that holds your interest in the Old Notes to tender on your behalf.

We will determine all questions as to the validity, form, eligibility, including time of receipt, and acceptance of the Old Notes tendered for exchange in our sole discretion. Alternative, conditional or contingent tenders of the Old Notes will not be considered valid. We reserve the absolute right to reject any and all tenders of the Old Notes not properly tendered or the Old Notes our acceptance of which might, in the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities of tender as to any particular Old Notes. However, to the extent we waive any conditions of tender with respect to one tender of the Old Notes, we will waive that condition for all other tenders as well. Our interpretation of the terms and conditions of the Exchange Offer will be final and binding on all parties. Unless waived, any defects or irregularities in connection with the tender of the Old Notes must be cured within the time period we determine. Neither we, the exchange agent and information agent, the financial advisor nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give you notification of defects or irregularities with respect to the tender of your Old Notes.

Tenders of the Old Notes involving any irregularities will not be deemed to have been made until any irregularities have been cured or waived. Old Notes received by the exchange agent in connection with the Exchange Offer that are not validly tendered and as to which the irregularities have not been cured within the time period we determine or waived will be returned by the exchange agent to the DTC participant who delivered the Old Notes by crediting an account maintained at DTC designated by that DTC participant promptly after the Expiration Date of the Exchange Offer or the withdrawal or termination of the Exchange Offer.

Subject to and effective upon acceptance, a tendering holder of the Old Notes will be deemed to:

•

have agreed to irrevocably sell, assign and transfer to or upon the order of IFMI, all right, title and interest in and to, and all claims in respect of, or arising or having arisen as a result of, the holder’s status as a holder of, the Old Notes;

•

have released and discharged us, and the trustee with respect to the Old Notes tendered, from any and all claims the holder may have, now or in the future, arising out of or related to the Old Notes, including, without limitation, any claims that the holder is entitled to participate in any repurchase or redemption of the Old Notes;

•

have represented and warranted that the Old Notes tendered were owned as of the date of tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, other than restrictions imposed by applicable securities laws; and

•

have irrevocably appointed the exchange agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered Old Notes, with full powers of substitution and resubstitution (the power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the Old Notes tendered to be assigned, transferred and exchanged for the applicable consideration.

Tender of the Old Notes Held in Physical Form

We believe that all of the Old Notes are held in book-entry form only at DTC. If you hold Old Notes in physical, certificated form, you will need to deposit those Old Notes into DTC in order to participate in the Exchange Offer. If you need assistance doing so, please contact the exchange agent and information agent, whose address and telephone numbers are located on the back cover page of this Exchange Offer Circular.

Acceptance of the Old Notes for Tender

Upon satisfaction of all conditions to the Exchange Offer, we will accept all Old Notes properly tendered and will issue the New Notes and pay the accrued and unpaid interest on the Old Notes tendered and accepted in the Exchange Offer promptly after the Expiration Date which we expect to be three (3) business days after the Expiration Date.

For purposes of the Exchange Offer, we will be deemed to have accepted validly tendered Old Notes for exchange when, as and if we have given oral or written notice of that acceptance to the exchange agent and information agent. If we do not accept any tendered Old Notes for any reason set forth in the terms of the Exchange Offer, we will credit the Old Notes to your account maintained with DTC promptly after the expiration or termination of the Exchange Offer.

Withdrawal and Revocation Rights

You may withdraw your tender of the Old Notes (1) at any time before the Expiration Date of the Exchange Offer and (2) after the expiration of 40 business days from the commencement of the Exchange Offer if we have not accepted the Old Notes pursuant to the Exchange Offer as of that date.

If you have tendered Old Notes, you may withdraw those Old Notes prior to the applicable withdrawal deadline by delivering a written notice of withdrawal subject to the limitations described herein. To be effective, a written or facsimile transmission notice of withdrawal or a properly transmitted agent’s message must:

•	be received by the exchange agent at the address specified on the back cover page of this Exchange Offer Circular prior to the applicable withdrawal deadline;

•	specify the name of the holder of the Old Notes to be withdrawn;

•	specify the number of the account at DTC from which the Old Notes were tendered and the aggregate principal amount represented by the Old Notes; and

•

be signed by the holder of the Old Notes in the same manner as the original signature on the Letter of Transmittal or be accompanied by documents of transfer sufficient to have the trustee for the Old Notes register the transfer of the Old Notes into the name of the person withdrawing the Old Notes.

If the Old Notes to be withdrawn have been delivered or otherwise identified to the exchange agent, a signed notice of withdrawal is effective immediately upon receipt by the exchange agent of written or facsimile transmission of the notice of withdrawal (or receipt of a request via DTC) even if physical release is not yet effected. A withdrawal of the Old Notes can only be accomplished in accordance with the foregoing procedures.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal or revocation in our sole discretion. Our determination will be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered or delivered, respectively, for purposes of the Exchange Offer. Any Old Notes withdrawn or revoked will be promptly credited to an account maintained with DTC for the Old Notes. You may later tender any properly withdrawn Old Notes by following the procedures described under “— Procedures for Tender” at any time on or before the Expiration Date.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the tender of the Old Notes to us in the Exchange Offer. If transfer taxes are imposed for any other reason, such as, for example, if the box entitled “Special Issuance or Payment Instructions” on the Letter of Transmittal has been completed as described in the instructions thereto, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder.

Conditions to the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, we will not be required to accept any tendered Old Notes and may extend, terminate or amend the Exchange Offer, if at any time before the expiration of the Exchange Offer we determine that the Exchange Offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

In addition, we will not accept for exchange any Old Notes tendered if any stop order is threatened or in effect with respect to the New Note Indenture. In such event, we will use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

We also may not accept Old Notes that have been tendered and may take the actions listed below if, prior to the Expiration Date, any of the following events occur:

•	any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the Exchange Offer or otherwise relating in any manner to the Exchange Offer is instituted or threatened;

•	the Form T-3 with respect to the New Note Indenture has not yet become effective;

•

any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction is proposed, enacted, enforced or deemed applicable to the Exchange Offer, any of which would or might in our reasonable judgment restrain, prohibit or delay completion of the Exchange Offer or impair the contemplated benefits of the Exchange Offer to us;

•	any of the following occurs and the adverse effect of the occurrence will, in our reasonable judgment, be continuing:

•	any increase or decrease of more than 10%, measured from the close of trading on June 20, 2011, in the S&P 500® Index;

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

•	any extraordinary or material adverse change in United States financial markets generally;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•

any limitation, whether or not mandatory, by any governmental entity on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions; or

•

a commencement of a war, act of terrorism or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the Exchange Offer;

•	any of the situations described above existed at the time of commencement of the Exchange Offer and that situation deteriorates materially after commencement of the Exchange Offer;

•

any tender or Exchange Offer, other than this Exchange Offer by us, with respect to some or all of the Old Notes or our outstanding common stock or any merger, acquisition or other business combination proposal involving us is proposed, announced or made by any person or entity;

•

any objection by, or any action taken by, the trustee under the Old Note Indenture that may, in our reasonable judgment, adversely affect the completion of the Exchange Offer or that challenges the validity or effectiveness of the procedures used by us in the Exchange Offer or the acceptance of the Old Notes tendered for exchange; or

•

any event or events occur that have resulted or may result, in our reasonable judgment, in an actual or threatened change in our business, financial condition, results of operations or prospects, or that materially impair the contemplated benefits of the Exchange Offer.

If any of the above events occur, we may:

•	terminate the Exchange Offer and promptly credit all tendered Old Notes to the tendering holders’ accounts maintained with DTC;

•	extend the Expiration Date, subject to the withdrawal rights described in “— Withdrawal and Revocation Rights” herein, and retain all tendered Old Notes until the extended Exchange Offer expires;

•	amend the terms of the Exchange Offer, which may result in an extension of the period of time for which the Exchange Offer are kept open; or

•	waive the unsatisfied condition, subject to any requirement to extend the period of time during which the Exchange Offer is open, and complete the Exchange Offer.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to these conditions or may be waived by us in whole or in part at any time and from time to time in our sole discretion.

Subsequent Purchases of the Old Notes

We and our subsidiaries or affiliates reserve the absolute right, in our sole discretion and to the extent permitted by applicable law, at any time and from time to time after a period of ten (10) business days after the consummation or earlier termination of the Exchange Offer, to acquire any Old Notes that are not tendered pursuant to the Exchange Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon terms, at prices and for consideration as we or our subsidiaries or affiliates may determine, or by redeeming the Old Notes in accordance with their terms and the terms of the Old Note Indenture. In each case, the consideration for the Old Notes may be different from the consideration offered in the Exchange Offer. There can be no assurance as to which, if any, of these alternatives or combinations thereof we and our subsidiaries or affiliates may choose to pursue in the future.

Exemption from Registration Requirements

We are making the Exchange Offer in reliance on the exemption from the registration requirements of the Securities Act afforded by Section 3(a)(9) thereof. The New Notes and the common stock that may be received upon conversion of the New Notes have not been registered under the Securities Act, and cannot be offered or resold except pursuant to an exemption from, or in a transaction not subject to, registration under the Securities Act and applicable state securities laws. Based on interpretations by the staff of the Division of Corporation Finance of the SEC, we believe that the New Notes issued in the Exchange Offer, like the Old Notes, may be offered for resale, resold and otherwise transferred by any holder thereof who is not an affiliate of ours, or any holder who has not acquired the Old Notes or New Notes from an affiliate of ours in the past year, without compliance with the registration requirements under an exemption afforded by the Securities Act. Additionally, the Exchange Offer is exempt from state securities law requirements by virtue of Section 18(b)(4)(C) of the Securities Act.

Payment of Fees and Expenses

We will not pay any commission or other remuneration to any broker, dealer, salesperson or other person for soliciting tenders of the Old Notes. However, our regular employees may contact holders of the Old Notes and will answer inquiries concerning the Exchange Offer. These employees will not receive additional compensation for these services.

If your Old Notes are held through a broker or nominee who tenders the Old Notes on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply to you. We will, however, upon request, reimburse nominees for customary mailing and handling expenses incurred by them in forwarding the Exchange Offer and related materials to the beneficial owners of the Old Notes held by them as a nominee or in a fiduciary capacity. No nominee has been authorized to act as the agent of IFMI, the information agent or the exchange agent for purposes of the Exchange Offer.

IFMI has retained Global Bondholder Services Corporation to act as exchange agent and information agent in connection with the Exchange Offer. The exchange agent and information agent may contact holders of the Old Notes by mail, telephone, facsimile, telex, and telegraph and may request nominees to forward materials relating to the Exchange Offer to beneficial owners. The exchange agent and information agent will receive reasonable and customary compensation for its services.

IFMI has retained Sandler O’Neill & Partners, L.P. to act as a financial advisor to IFMI in connection with the Exchange Offer to, among other things, assist IFMI in analyzing the financial impact of the Exchange Offer and provide other advisory services. While such financial advisor may contact holders of the Old Notes to inquire whether they have received the offering documents and related materials or have any questions concerning such documents, any such communication with holders of the Old Notes will be limited to information contained in the offering documents. Sandler O’Neill & Partners, L.P. will be paid a reasonable and customary fixed fee. The compensation of Sandler O’Neill & Partners, L.P. is not contingent upon the success of the Exchange Offer.

The estimated legal, accounting and other professional fees and expenses to be incurred in connection with the Exchange Offer has been or will be paid by us and are estimated in the aggregate to be approximately $678,000.

Accounting Treatment

We anticipate the exchange of the Old Notes for the New Notes will be considered a debt extinguishment in accordance with FASB guidance. We may recognize a gain or loss for accounting purposes, and all costs previously recorded with respect to the Old Notes exchanged for the New Notes, including the remaining associated debt discount, will be written-off. All other costs incurred in connection with the exchange will be capitalized and amortized over the term of the New Notes.

If it is determined that the exchange should be treated as a debt modification, we will account for the exchange according to FASB guidance on accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement). All other costs incurred in connection with the exchange will be capitalized and amortized over the term of the New Notes.

Amendment of the Exchange Offer

We reserve the right to interpret or modify the terms of the Exchange Offer, provided that we will comply with applicable laws that may require us to extend the period during which securities may be tendered or withdrawn as a result of changes in the terms of, or information relating to, the Exchange Offer.

Effect of Tender

Any valid tender by a holder of the Old Notes that is not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the Exchange Offer described in this Exchange Offer Circular. The acceptance of the Exchange Offer by a tendering holder of the Old Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Old Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

Absence of Dissenters’ Rights

Holders of the Old Notes do not have any appraisal or dissenters’ rights under applicable law in connection with the Exchange Offer.

DESCRIPTION OF THE NEW NOTES

The following description summarizes certain terms of our New Notes and the New Note Indenture. This description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual terms and provisions of the New Notes and the New Note Indenture, which are filed as exhibits to the Form T-3. We will provide copies of these documents to you upon request. All references to our common stock are to our common stock, par value $0.001 per share. As used in this section, the terms “IFMI,” the “Company,” “we,” “our” and “us” refer only to Institutional Financial Markets, Inc. and do not include any of our current or future subsidiaries.

The New Notes will be issued pursuant to the New Note Indenture, to be dated as of the Settlement Date, between us and U.S. Bank National Association, as trustee. The material provisions of the New Note Indenture and the New Notes are set forth below. The below summaries do not purport to be complete and are qualified in their entirely by reference to the New Note Indenture. The New Note Indenture will be qualified under the TIA, and the terms of the New Notes and the New Note Indenture will include those stated in the New Notes and the New Note Indenture and those made part of the New Note Indenture by reference to the TIA. We urge you to read the New Note Indenture because it, and not this description, defines your rights as holders of the New Notes.

The New Notes will mature on May 15, 2027, unless previously redeemed by us, repurchased by us or converted in accordance with their terms prior to such date. The New Notes will be issued in denominations of $1,000 or in integral multiples of $1,000.

The New Notes will bear interest at the rate of 10.50% per year on the principal amount commencing on the Settlement Date, or from the most recent date to which interest has been paid or provided for. Interest will be payable semi-annually in arrears on May 15 and November 15 of each year to holders of record at the close of business on May 1 or November 1 (whether or not a business day), immediately preceding the relevant interest payment date. Interest is calculated using a 360-day year composed of twelve 30-day months.

Interest will cease to accrue on a New Note upon its maturity, conversion, purchase by us at the option of a holder or redemption.

Subordination of the New Notes

The New Notes will be general, unsecured obligations, ranking equally with all of our existing and future unsubordinated, unsecured indebtedness and senior in right of payment to any future subordinated indebtedness, but the New Notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the related security, and structurally subordinated to all existing and future liabilities and other indebtedness of our subsidiaries. As of March 31, 2011, subsidiaries of ours had $5.5 million in aggregate principal outstanding under our 2010 Credit Facility and $1.4 million of subordinated notes payable, and we had $19.5 million aggregate principal amount at par of the Old Notes outstanding and $49.6 million aggregate principal amount at par of junior subordinated notes outstanding. As of March 31, 2011, there was no availability to borrow under the 2010 Credit Facility. As of March 31, 2011, our consolidated subsidiaries had approximately $348.6 million of liabilities and other indebtedness in the aggregate (excluding intercompany liabilities).

We will maintain an office in The City of New York where the New Notes may be presented for registration, transfer, exchange, payment or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described below, the New Notes will be issued only in fully registered book-entry form, without coupons, and will be represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of the New Notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

The registered holder of a New Note will be treated as the owner of it for all purposes, and all references in this “Description of the New Notes” to “holders” mean holders of record, unless otherwise indicated.

Conversion Rights

Subject to the restrictions described in this “Description of the New Notes,” a holder may convert any outstanding New Notes into cash and, if applicable, shares of our common stock at a conversion price per share of $116.37 (which equals the current conversion price of the Old Notes after giving effect to the adjustments to the conversion rate of the Old Notes on account of the 1 for 10 IFMI reverse stock split effected on December 16, 2009 and certain quarterly cash dividends in excess of $3.00 per share paid by IFMI on its common stock since issuance of the Old Notes), which represents a conversion rate of approximately 8.5933 shares of our common stock per $1,000 principal amount of the New Notes, in accordance with the conversion mechanism described below. The conversion price and resulting conversion rate are subject to adjustment as described below under “ — Conversion Price Adjustments” and with respect to certain conversions occurring in connection with certain specified corporate transactions constituting a change of control as described below under “ — Conversion Upon Specified Corporate Transactions.” A holder may convert the New Notes only in denominations of $1,000 and integral multiples of $1,000.

General

Under the circumstances discussed below, holders may surrender the New Notes, in whole or in part, for conversion into cash and, if applicable, shares of our common stock at any time before the close of business on the second business day prior to the maturity date, unless their New Notes have been previously redeemed or repurchased. A holder’s right to convert a New Note called for redemption or delivered for repurchase will terminate at the close of business on the second business day immediately preceding the redemption date or repurchase date for that New Note, unless we default in making the payment due upon redemption or repurchase. In addition, if a holder has exercised its right to require us to repurchase its New Notes, such holder may convert its New Notes only if it withdraws its notice and converts its New Notes before the close of business on the business day immediately preceding such repurchase date. Holders may convert their New Notes only in the following circumstances:

•             during any fiscal quarter commencing after the date of original issuance of the New Notes, if our common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the fiscal quarter immediately preceding the quarter in which the conversion occurs is more than 130% of the conversion price of the New Notes in effect on that 30th trading day;

•             if we have called the particular New Notes for redemption, at any time prior to the close of business on the second business day immediately preceding the redemption date;

•             during the five consecutive business-day period following any five consecutive trading-day period in which the “trading price” for the New Notes for each day of that period was less than 98% of our common stock price for each day of that period multiplied by the then current conversion rate;

•             upon the occurrence of specified corporate transactions, including certain fundamental changes; or

•             during the 30 days prior to, and including, the second business day prior to any Conversion Transaction, the scheduled repurchase date or the maturity date.

Upon conversion of the New Notes, we will pay an amount in cash per New Note equal to the lesser of (i) $1,000 and (ii) the conversion value, as defined below. If the conversion value is greater than $1,000, we will also deliver shares of our common stock per each New Note converted equal to the sum of the daily share amounts, as defined below, appropriately adjusted to reflect stock splits, stock dividends, combinations or similar events occurring during the conversion reference period. See “ — Payment Upon Conversion.” While we do not currently have any debt or other agreements that would restrict our ability to pay the principal amount of the New Notes in cash upon conversion, we may enter into such an agreement in the future which may limit or prohibit our ability to make any such payment. Our failure to pay the principal amount of the New Notes when converted would result in an event of default with respect to the New Notes.

Conversion Upon Satisfaction of Common Stock Price Condition

A holder may surrender any of its New Notes for conversion during any fiscal quarter commencing after the date of original issuance of the New Notes, if our common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the fiscal quarter immediately preceding the quarter in which the conversion occurs is more than 130% of the conversion price in effect on that 30th trading day.

The “common stock price” on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date for our common stock as reported in composite transactions on the NYSE Amex or the principal United States national securities exchange on which our common stock is traded or listed or, if our common stock is not so traded or listed, any United States system of automated dissemination of quotations of securities prices or an established automated over-the-counter trading market in the United States or, if not so traded or listed or quoted, as otherwise provided in the New Note Indenture.

Conversion Upon Satisfaction of Trading Price Condition

A holder may surrender any of its New Notes for conversion prior to maturity during the five consecutive business-day period following any five consecutive trading-day period in which the “trading price” per $1,000 principal amount of the New Notes, as determined following a request by a holder of the New Notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of our common stock price for each day of that period and the then current conversion rate.

The “trading price” of the New Notes on any date of determination means the average of the secondary market bid quotations per New Note obtained by the trustee for $5,000,000 principal amount of the New Notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, provided that if at least two such bids cannot reasonably be obtained by the trustee, but one such bid can reasonably be obtained by the trustee, this one bid will be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the New Notes from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the New Notes, then the trading price of the New Notes will be deemed to be less than 98% of the then current conversion rate of the New Notes multiplied by our common stock price on such determination date.

The trustee will determine the trading price of the New Notes upon our request, and it has no obligation to determine the trading price and whether the New Notes are convertible pursuant to this conversion condition except upon our request. We have no obligation to make that request unless a holder provides us with reasonable evidence that the trading price is reasonably likely to be less than 98% of the product of our common stock price and the conversion rate then in effect. If the holder provides such evidence, we will instruct the trustee to determine the trading price beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of the New Notes is greater than 98% of the product of our common stock price and the then-current conversion rate.

Conversion Upon Notice of Redemption

A holder may surrender for conversion any New Notes called for redemption at any time prior to the close of business on the second business day prior to the redemption date, even if the New Notes are not otherwise convertible at such time.

Conversion Upon Specified Corporate Transactions

If we elect to:

•             distribute to all or substantially all holders of our common stock rights, warrants or options entitling them to subscribe for or purchase, for a period expiring not more than 60 days after the date of distribution, shares of our common stock at less than the average common stock price for the ten trading days immediately preceding the date that such distribution was first publicly announced; or

•                 distribute to all or substantially all holders of our common stock cash, other assets, debt securities or certain rights or warrants to subscribe for or purchase our securities, which distribution has a per share value exceeding 15% of our common stock price on the trading day immediately preceding the date that such distribution was first publicly announced, we must notify the holders of the New Notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their New Notes for conversion until the earlier of the close of business on the second business day prior to the ex-dividend date or our announcement that such distribution will not take place. This provision shall not apply if the holder of a New Note otherwise participates in the distribution on an as-converted basis (solely into shares of our common stock at the then applicable conversion price) without conversion of such holder’s New Notes.

In addition, if we are a party to a fundamental change (as defined under “ — Repurchase at Option of Holders Upon a Fundamental Change”) or a consolidation, merger, share exchange, sale of all or substantially all of our properties and assets or other similar transaction, in each case pursuant to which the shares of our common stock would be converted into cash, securities or other property, a holder may surrender its New Notes for conversion at any time beginning 20 scheduled trading days prior to the date that is the anticipated effective date of such transaction and ending on the 20th trading day following the effective date of such transaction. We will notify holders at least 30 scheduled trading days prior to the anticipated effective date of such transaction.

Conversion Prior to Conversion Transaction or at Scheduled Repurchase Dates or Final Maturity

Holders may surrender the New Notes for conversion at any time during the period beginning 30 days prior to and including the second business day prior to any Conversion Transaction or scheduled repurchase date described under “ — Repurchase of the New Notes at the Option of the Holder” or the final maturity date.

Adjustment to Conversion Price Upon Certain Fundamental Changes

If holders elect to convert their New Notes from and including the effective date of and to and including the 30th day following the effective date of a corporate transaction described in the first, second or third bullet point of the definition of “fundamental change” (as defined under “ — Repurchase at Option of Holders Upon a Fundamental Change”) that occurs on or prior to May 15, 2014, we will decrease the conversion price for the New Notes surrendered for conversion, which will increase the conversion rate by a number of shares (“the additional shares”) as described below. A Conversion Transaction will not constitute a fundamental change and therefore there will be no increase to the conversion rate by a number of “additional shares” in the event of any such Conversion Transaction.

The increase in the conversion rate will be expressed as a number of additional shares per $1,000 principal amount of the New Notes and will be determined by reference to the table below, based on the date on which the corporate transaction becomes effective (the “effective date”) and the share price (the “share price”) paid per share of common stock in the corporate transaction. If holders of shares of our common stock receive only cash in the corporate transaction, the share price shall be the cash amount paid per share. Otherwise, the share price shall be the average of our common stock price on the five trading days prior to but not including the effective date.

The share prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion price of the New Notes is adjusted, as described below under “ — Conversion Price Adjustments.” The adjusted share prices will equal the share prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion price immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the conversion price as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion price as set forth under “ — Conversion Price Adjustments” below. The share prices and number of additional shares are the same as those for the corresponding amounts currently applicable to the Old Notes and reflect the 1 for 10 reverse stock split effected on December 16, 2009.

The following table sets forth the increase in the conversion rate, expressed as a number of additional shares to be received per $1,000 principal amount of the New Notes.

	Share Price
Effective Date	$95.50	$100.00	$110.00	$120.00	$130.00	$140.00	$150.00	$160.00	$360.00
May 15, 2012	1.9242	1.4728	0.8801	0.4694	0.1451	0.0956	0.0666	0.0625	0.0000

May 15, 2013	1.9242	1.4728	0.8801	0.4694	0.1451	0.0956	0.0666	0.0625	0.0000

May 15, 2014	1.9242	1.4728	0.8801	0.4694	0.1451	0.0956	0.0666	0.0625	0.0000

Notwithstanding the foregoing, in no event will the conversion rate exceed 10.5175 per $1,000 principal amount of the New Notes, subject to adjustments in the same manner as the conversion price as set forth under “ — Conversion Price Adjustments” below.

The exact share prices and effective dates may not be set forth in the table above, in which case if the share price is:

•             between two share price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 365-day year;

•             in excess of $360.00 per share (subject to adjustment), no increase in the conversion rate will be made; and

•             less than $95.50 per share (subject to adjustment), no increase in the conversion rate will be made.

Our obligations to deliver the additional shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Payment Upon Conversion

Upon conversion, a holder will receive, for each $1,000 principal amount of the New Notes surrendered for conversion:

•             cash in an amount equal to the lesser of (1) $1,000 and (2) the conversion value, as defined below; and

•             if the conversion value is greater than $1,000, a number of shares of our common stock, which we refer to as the “remaining shares,” equal to the sum of the daily share amounts, as defined below, for each of the twenty consecutive trading days in the conversion reference period, as defined below, appropriately adjusted to reflect stock splits, stock dividends, combinations or similar events occurring during the conversion reference period.

The “conversion value” for each $1,000 principal amount of the New Notes means the average of the daily conversion values, as defined below, for each of the twenty consecutive trading days of the conversion reference period.

The “daily conversion value” means, with respect to any trading day, the product of (1) the applicable conversion rate and (2) the volume weighted average price of our common stock on such trading day.

The “conversion reference period” means:

•             for the New Notes that are converted during the 30 days prior to the close of business on the second business day prior to the maturity date of the New Notes, the date of the consummation of a Conversion Transaction or any scheduled repurchase date, the twenty consecutive trading days beginning on the third trading day following the maturity date, the date of the consummation of such Conversion Transaction, or the applicable repurchase date;

•             with respect to optional redemption, the twenty consecutive trading days beginning on the third trading day following the redemption date; and

•             in all other instances, the twenty consecutive trading days beginning on the third trading day following the conversion date.

The “conversion date” with respect to a New Note means the date on which the holder of the New Note has complied with all requirements under the New Note Indenture to convert such New Note.

The “daily share amount” means, for each trading day of the conversion reference period and each $1,000 principal amount of the New Notes surrendered for conversion, a number of shares (but in no event less than zero) determined by the following formula:

(volume weighted average price per share for such trading day x applicable conversion rate) - $1,000 volume weighted average price per share for such trading day x 20

The “volume weighted average price” per share of our common stock on any trading day means such price as displayed on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our common stock on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

A “trading day” means any regular or abbreviated trading day of the NYSE Amex or, if our common stock is not traded on the NYSE Amex, the principal United States national securities exchange on which such common stock is traded, or if such common stock is not traded on the NYSE Amex or listed on a United States national securities exchange, as quoted on any other system of automated dissemination of quotation of securities prices, or if not so quoted, any day on which our common stock is traded regular way in the over-the-counter market and for which a closing bid and a closing ask price for our common stock are available.

A holder of a New Note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the arithmetic average of the volume weighted average price of our common stock for each of the twenty consecutive trading days of the conversion reference period.

The conversion value, daily share amount and the number of shares, if any, to be issued upon conversion of the New Notes will be determined by us at the end of the conversion reference period. Upon conversion of a New Note, we will pay the cash and deliver the shares of common stock, as applicable, as promptly as practicable after the later of the conversion date and the date all calculations necessary to make such payment and delivery have been made, but in no event later than five business days after the later of such dates.

The New Note Indenture requires us to pay the principal portion of the conversion amount of the New Notes in cash. While we do not currently have any debt or other agreements that would restrict our ability to pay the principal amount of the New Notes in cash, we may enter into such an agreement in the future which may limit or prohibit our ability to make any such payment. We may not have the financial resources, and we may not be able to arrange for financing, to pay the principal amount for all New Notes tendered for conversion. Our failure to pay the principal amount of the New Notes when converted would result in an event of default with respect to the New Notes.

Delivery of the conversion value will be deemed to satisfy our obligation to pay the principal amount of the New Notes and accrued interest payable on the New Notes, except as described below. Accrued interest will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion price to account for accrued and unpaid interest.

Except as described in this paragraph, no holder of the New Notes will be entitled, upon conversion of the New Notes, to any actual payment or adjustment on account of accrued and unpaid interest on a converted New Note, or on account of dividends or distributions on shares of our common stock issued in connection with the conversion. If New Notes are converted after a regular record date and prior to the opening of business on the next interest payment date, including the date of maturity, holders of such New Notes at the close of business on the regular record date will receive the interest payable on such New Notes on the corresponding interest payment date notwithstanding the conversion. In such event, when the holder surrenders a New Note for conversion, the holder must deliver payment to us of an amount equal to the interest payable on the interest payment date on the principal amount to be converted. The foregoing sentence shall not apply (i) to New Notes called for redemption; (ii) if we have specified a repurchase date with respect to a fundamental change; (iii) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such New Notes; or (iv) in respect of any conversions that occur (a) between the record date immediately preceding a repurchase date and the related repurchase date as described in “ — Repurchase of the New Notes at the Option of the Holder” or (b) after the record date immediately preceding the final maturity date.

Conversion Procedures

If a holder wishes to exercise its conversion right and the New Notes are in certificated form, such holder must deliver an irrevocable conversion notice in accordance with the provisions of the New Note Indenture, together, if the New Notes are in certificated form, with the certificated security, to the trustee who will, on the holder’s behalf, convert the New Notes into cash and shares of our common stock. Holders may obtain copies of the required form of the conversion notice from the trustee. If the New Notes are held in book-entry form, holders must complete and deliver the depositary appropriate instructions in accordance with the depositary’s applicable procedures. If a holder of a New Note has delivered notice of its election to have such New Note repurchased at the option of such holder on May 15, 2014, May 15, 2017 and May 15, 2022 or as a result of a fundamental change, such New Note may be converted only if the notice of election is withdrawn as described under “ — Repurchase of the New Notes at the Option of the Holder” or “ — Repurchase at Option of Holders Upon a Fundamental Change.”

Conversion Price Adjustments

We will adjust the conversion price if (without duplication):

(1)             we issue shares of our common stock to all or substantially all holders of shares of our common stock as a dividend or distribution on our common stock;

(2)             we subdivide or combine our outstanding common stock;

(3)             we issue to all or substantially all holders of our common stock rights, warrants or options entitling them to subscribe for or purchase, for a period expiring not more than 60 days after the date of distribution, shares of our common stock (or securities convertible into our common stock) at less than the average common stock price for the ten trading days immediately preceding the date that such distribution was first publicly announced; provided that no adjustment will be made if holders of the New Notes are entitled to participate in the distribution on substantially the same terms as holders of our common stock as if such holders had converted their New Notes solely into common stock immediately prior to such distribution at the then applicable conversion price;

(4)             we distribute to all or substantially all holders of our common stock evidences of our indebtedness, shares of our stock (other than shares of our common stock), other securities or other assets, or rights, warrants or options to subscribe for or purchase any of our securities, excluding: (a) those rights, warrants or options referred to in clause (3) above; (b) any dividend or distribution paid in cash referred to in clause (5) below; and (c) those dividends, distributions, subdivisions and combinations referred to in clauses (1) and (2) above; provided that no adjustment will be made if holders of the New Notes are entitled to participate in the distribution on substantially the same terms as holders of our common stock as if such holders had converted their New Notes solely into common stock immediately prior to such distribution at the then applicable conversion price;

(5)             we declare a cash dividend or cash distribution during any of our quarterly fiscal periods to all or substantially all of the holders of our common stock, in an aggregate amount that, together with other cash dividends or distributions made during such quarterly fiscal period, exceeds the product of $3.00 (appropriately adjusted from time to time for any share dividends on or subdivisions of our common stock) multiplied by the number of shares of common stock outstanding on the record date for such distribution. If we declare such a cash dividend or cash distribution, the conversion price shall be decreased to equal the price determined by multiplying the conversion price in effect immediately prior to the record date for such dividend or distribution by the following fraction:

(Pre-Dividend Sale Price — Dividend Adjustment Amount)
(Pre-Dividend Sale Price)

provided that if the numerator of the foregoing fraction is less than $1.00 (including a negative amount), then in lieu of any adjustment under this clause (5), we shall make adequate provision so that each holder of the New Notes shall have the right to receive upon conversion, in addition to the cash and shares of common stock issuable upon such conversion, the amount of cash such holder would have received had such holder converted its New Notes solely into shares of our common stock at the then applicable conversion price immediately prior to the record date for such cash dividend or cash distribution; or

(6)             we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock where the cash and value of any other consideration included in the payment per share exceeds our common stock price on the last day on which tenders or exchanges may be made pursuant to the tender or exchange offer.

“Pre-Dividend Sale Price” means the average common stock price for the three consecutive trading days ending on the trading day immediately preceding the record date for such dividend or distribution.

“Dividend Adjustment Amount” means the amount of the dividend or distribution to the extent payable in cash applicable to one share of our common stock that exceeds $3.00 (appropriately adjusted from time to time for any share dividends on or subdivisions of our common stock). The share prices and number of additional shares are the same as those for the corresponding amounts currently applicable to the Old Notes and reflect the 1 for 10 reverse stock split effected on December 16, 2009.

If we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion price will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing share price of those securities (where such closing sale prices are available) for the 10 trading days commencing on and including the fifth trading day after the “ex-dividend date” for such distribution on the NYSE Amex or such other national or regional exchange or market on which the securities are listed or quoted.

If we reclassify our common stock or we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our properties and assets or other similar transaction, in each case pursuant to which the shares of our common stock are converted into cash, securities, or other property, then at the effective time of the transaction, a holder’s right to convert its New Notes into cash and shares of our common stock will be changed into a right to convert such New Notes into the kind and amount of cash, securities and other property that such holder would have received if such holder had converted such New Notes solely into shares of our common stock at the then applicable conversion price immediately prior to the effective date of such transaction. Appropriate provisions will be made, as determined in good faith by our board of directors, to preserve the net share settlement provisions of the New Notes following such transaction to the extent feasible.

To the extent that any rights plan adopted by us is in effect upon conversion of the New Notes into cash or shares of common stock, holders will receive, in addition to such cash or shares of our common stock, the rights under the rights plan, unless the rights have separated from our common stock at the time of conversion and, as a result, upon conversion of the New Notes into shares of our common stock, holders would not be entitled to receive the rights, then in such case the conversion price will be adjusted as if we distributed shares of our common stock, evidences of indebtedness or assets to all holders of our common stock as described above.

Notwithstanding the foregoing, in no event will the conversion rate exceed 10.5175 per $1,000 principal amount of the New Notes, subject to adjustments in the same manner as the events described in clauses (1) through (6) above.

The conversion price will not be adjusted for the issuance of our common stock (or securities convertible into or exchangeable for our common stock), except as described above. For example, the conversion price will not be adjusted upon the issuance of shares of our common stock:

•            under any present or future employee benefit plan or program of ours; or

•            pursuant to the exercise of any option, warrant or right to purchase our common stock, the exchange of any exchangeable security for our common stock or the conversion of any convertible security into our common stock, in each case so long as such option, warrant, right to purchase, exchangeable security or convertible security was outstanding as of the date the New Notes are first issued.

We will not issue fractional shares of common stock to a holder who converts a New Note. In lieu of issuing fractional shares, we will pay cash based on the current market value of the fractional shares as provided in the New Note Indenture.

If we make a distribution of property to our stockholders that would be taxable to them as a dividend for U.S. federal income tax purposes and the conversion price is decreased, this decrease will generally be deemed to be the receipt of taxable income by U.S. holders (as defined in “Material United States Federal Income Tax Considerations”) of the New Notes and would generally result in withholding taxes for non-U.S. holders (as defined in “Material United States Federal Income Tax Considerations”). See “Material United States Federal Income Tax Considerations — Tax Consequences to Tendering U.S. Holders — Constructive Distributions.”

We may from time to time reduce the conversion price if our board of directors determines that this reduction would be in the best interests of IFMI. Any such determination by our board of directors will be conclusive. Any such reduction in the conversion price must remain in effect for at least 20 trading days or such longer period as may be required by law. In addition, we may from time to time reduce the conversion price if our board of directors deems it advisable to avoid or diminish any income tax to holders of our common stock resulting from any stock or rights distribution on our common stock.

We will not be required to make an adjustment in the conversion price unless the adjustment would require a change of at least 1% in the conversion price. However, we will carry forward any adjustments that are less than 1% of the conversion price and make such carried-forward adjustments, regardless of whether the aggregate amount is less than 1%, within one year of the first such carried-forward adjustment upon a fundamental change, redemption or conversion or upon maturity.

Ranking

The New Notes:

•            will be senior, unsecured obligations;

•            will rank equally in right of payment with all of our existing and future unsubordinated, unsecured indebtedness, including the Old Notes that remain outstanding after the Exchange Offer; and

•            will rank senior to all of our future indebtedness that expressly provides that it is subordinated to the New Notes.

The New Notes are also effectively subordinated in right of payment to our existing and future secured indebtedness to the extent of such security. As of March 31, 2011, our subsidiaries had approximately $105.5 in outstanding borrowings under repurchase agreements. As of March 31, 2011, our subsidiary had $5.5 million of outstanding borrowings and there was no availability to borrow under the 2010 Credit Facility. Outstanding borrowings on our credit facility, combined with outstanding borrowings under repurchase agreements, constitutes the total aggregate amount of our secured recourse indebtedness outstanding.

The New Note Indenture generally does not restrict our ability to incur debt or our ability or the ability of our subsidiaries to incur any other indebtedness.

The New Notes are our exclusive obligation. Our cash flow and our ability to service our indebtedness, including the New Notes, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, repayment of loans or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries did not guarantee the New Notes and, except as expressly provided in the IFMI, LLC operating agreement, do not have any obligation to pay any amounts due on the New Notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. The IFMI, LLC operating agreement requires that, to the extent there is available cash from operations and capital transactions, IFMI, LLC make distributions to us so that we can satisfy our payment obligations under the New Notes. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory, regulatory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. Our right to receive any assets of any subsidiary upon its liquidation or reorganization, and, therefore, our right to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. As of March 31, 2011, our consolidated subsidiaries had approximately $348.6 million of liabilities and other indebtedness in the aggregate (excluding intercompany liabilities).

Optional Redemption of the New Notes

We may redeem the New Notes, in whole, or in part at any time on or after May 20, 2014, for cash at a price equal to 100% of the principal amount of the New Notes plus accrued and unpaid interest to, but excluding, the redemption date. We will give not less than 30 days’ nor more than 60 days’ notice of redemption by mail to holders of the New Notes.

If we choose to redeem less than all of the New Notes at any time, the trustee will select or cause to be selected the New Notes to be redeemed on a pro rata basis, by lot, or by any method that it deems fair and appropriate. In the event of a partial redemption, the trustee may select for redemption portions of the principal amount of any New Note in principal amounts of $1,000 and integral multiples thereof.

For a discussion of the tax treatment to a holder of the New Notes upon optional redemption by us, see “Material United States Federal Income Tax Considerations — Tax Consequences to Tendering U.S. Holders — Sale, Exchange, Redemption or Other Taxable Disposition of the New Notes” and “ — Tax Consequences to Tendering Non-U.S. Holders — Sale, Exchange, Redemption, or Other Taxable Disposition of the New Notes.”

Repurchase of the New Notes at the Option of the Holder

A holder has the right to require us to repurchase all or a portion of its New Notes on May 15, 2014, May 15, 2017 and May 15, 2022. We will repurchase the New Notes as to which these repurchase rights are exercised for cash in an amount equal to 100% of the principal amount of the New Notes plus accrued and unpaid interest to, but excluding, the repurchase date.

We will be required to give notice on a date not less than 30 business days prior to each date of repurchase to the trustee and all holders at their addresses shown in the security register, and to beneficial owners as required by applicable law, stating among other things, the procedures that holders must follow to require us to repurchase their New Notes. Such notice procedures will be modified to conform to the applicable procedures of the depositary for notes held in global form.

For a discussion of the tax treatment of a holder exercising the right to require us to repurchase New Notes, see “Material United States Federal Income Tax Considerations — Tax Consequences to Tendering U.S. Holders — Sale, Exchange, Redemption or Other Taxable Disposition of the New Notes” and “ — Tax Consequences to Tendering Non-U.S. Holders — Sale, Exchange, Redemption, or Other Taxable Disposition of the New Notes.”

The repurchase notice given by a holder electing to require us to repurchase its New Notes may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the date of repurchase.

Payment of the repurchase price for the New Notes will be made promptly following the later of the date of repurchase and the time of delivery or book-entry transfer of the New Notes.

If the paying agent holds money sufficient to pay the repurchase price of the New Note on the business day following the date of repurchase in accordance with the terms of the New Note Indenture, then, immediately after the date of repurchase, the New Note will cease to be outstanding, whether or not the New Note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the New Note.

Our ability to repurchase the New Notes may be limited by the terms of our then existing indebtedness or financing agreements. If we are obligated to repurchase the New Notes, we cannot assure holders that we will be able to obtain all required consents under our then existing indebtedness or have available funds sufficient to repay indebtedness, if any, that restricts the repurchase of the New Notes and to pay the repurchase price for all the New Notes we may be required to repurchase. Our ability to pay cash to holders electing to require us to repurchase the New Notes also may be limited by our then existing financial resources. We cannot assure holders that sufficient funds will be available when necessary to make any required repurchases. We would need to seek third-party financing to the extent we do not have available funds to meet our repurchase obligations. However, there can be no assurance that we would be able to obtain any such financing on acceptable terms or at all.

No New Notes may be repurchased at the option of holders if there has occurred and is continuing an event of default with respect to the New Notes, other than a default in the payment of the repurchase price with respect to such New Notes.

Repurchase at Option of Holders Upon a Fundamental Change

If a “fundamental change” as defined below occurs, holders have the right, at their option, to require us to repurchase all of their New Notes not previously converted or called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the New Notes to be repurchased plus accrued and unpaid interest to, but excluding, the repurchase date. If the repurchase date falls after a regular record date and before the corresponding interest payment date, interest will be paid to the record holder of the New Notes.

Within 30 calendar days after the occurrence of a fundamental change, we will be obligated to give to holders notice of the fundamental change and of the repurchase right arising as a result of the fundamental change. We must also deliver a copy of this notice to the trustee. To exercise the repurchase right, you must deliver on or before the close of business on the business day prior to the repurchase date written notice to the trustee of your exercise of your repurchase right, together with the New Notes with respect to which the right is being exercised. We are required to repurchase the New Notes on the date that is 30 business days after the date of our notice.

A fundamental change will be deemed to have occurred, at any time after the New Notes are originally issued if any of the following occurs:

•            any person acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our stock entitling the person to exercise 50% or more of the total voting power of all shares of our stock entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

•            we merge or consolidate with or into any other person, any merger of another person into us or we convey, sell, transfer, lease or otherwise dispose of all or substantially all of our properties and assets to another person, other than:

(i)            any transaction involving a merger or consolidation that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our stock and pursuant to which the holders of 50% or more of the total voting power of all shares of our stock entitled to vote generally in elections of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction; provided further that a fundamental change shall not be deemed to have occurred pursuant to this second bullet point if the consideration in such merger or consolidation consists solely of shares of publicly traded common stock or securities listed on the NYSE Amex or on an established national securities exchange or automated over-the-counter trading market in the United States, but disregarding any cash payments for fractional shares or pursuant to dissenters’ appraisal rights; or

(ii)            any transaction effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock into solely shares of common stock of the surviving entity;

•            Cohen & Company Management, LLC or another affiliate of IFMI, LLC ceases to be the manager of IFMI pursuant to the management agreement; or

•            during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of IFMI (together with any new directors whose election to the board of directors, or whose nomination for election by the stockholders of IFMI, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office; or

•            the common stock into which the New Notes are convertible ceases to be listed on the NYSE Amex and is not listed on an established national securities exchange or automated over-the-counter trading market in the United States; or

•            our stockholders pass a resolution approving a plan of liquidation, dissolution or winding up.

A Conversion Transaction will not constitute a fundamental change, and holders will therefore not have the right to require us to repurchase the New Notes for cash upon such event.

For purposes of these provisions:

•            whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act; and

•            “person” includes any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

The rules and regulations promulgated under the Exchange Act require the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to you. We will comply with this rule to the extent it applies at that time.

The definition of fundamental change includes the conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets. There is no precise, established legal definition of the phrase “substantially all.” The phrase will likely be interpreted under applicable state law and will depend on particular facts and circumstances. As a result of the uncertainty as to the definition of the phrase “substantially all,” we cannot assure you how a court would interpret this phrase if you elect to exercise your rights following the occurrence of a transaction that you believe constitutes a transfer of “substantially all” of our properties and assets. Accordingly, a holders ability to require us to repurchase the New Notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our properties and assets may be uncertain.

The foregoing provisions would not necessarily provide holders with protection if we are involved in a highly leveraged or other transaction that may adversely affect such holder.

This fundamental change repurchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change repurchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a result of negotiations between us and the initial purchaser of the Old Notes.

If holders elect to have us repurchase the New Notes upon a fundamental change, we may not have the financial resources, or be able to arrange financing, to pay the repurchase price in cash for all the New Notes that might be delivered by holders of the New Notes seeking to exercise the repurchase right. If we were to fail to repurchase the New Notes when required following a fundamental change, an event of default under the New Note Indenture would occur.

Mergers and Sales of Assets by IFMI

We may not consolidate with or merge into any other entity or convey, transfer, sell or lease our properties and assets substantially as an entirety to any entity, and we may not permit any entity to consolidate with or merge into us unless:

•            the entity formed by such consolidation or into or with which we are merged or the entity to which our properties and assets are so conveyed, transferred, sold or leased shall be a business entity organized and existing under the laws of the United States, any state within the United States or the District of Columbia and, if we are not the surviving entity, the surviving entity assumes the payment of the principal of, and interest on, the New Notes and the performance of our other covenants under the New Note Indenture, provided, however, that in the case of a Conversion Transaction, the surviving publicly-traded limited liability company shall assume our obligations to deliver securities upon conversion of the New Notes; and

•            immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing; and

•            other conditions specified in the New Note Indenture are met.

When such an entity assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the New Notes and the New Note Indenture.

Events of Default

The following are events of default under the New Note Indenture:

•            we fail to pay the principal of any New Note, when it becomes due and payable, at the stated maturity, upon acceleration, upon redemption or otherwise (including the failure to make cash payments due upon conversion, or make a payment to repurchase the New Notes tendered pursuant to a fundamental change offer or the failure to repurchase New Notes at a holder’s option on May 15, 2014, May 15, 2017 and May 15, 2022);

•             we fail to pay any interest on any New Note when due, which failure continues for 30 days;

•             we fail to comply with our obligation to convert the New Notes into cash and, if applicable, shares of our common stock in the amounts set forth in the New Note Indenture, which failure continues for 10 days;

•             we fail to provide timely notice of a fundamental change;

•             we fail to perform any other covenant in the New Note Indenture, which failure continues for 60 days following notice as provided in the New Note Indenture;

•             any indebtedness (other than non-recourse indebtedness) under any bonds, debentures, notes or other evidences of indebtedness for money borrowed, issued by us or any of our significant subsidiaries, or any guarantee by us or any of our significant subsidiaries, in an aggregate principal amount in excess of $10 million is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after notice as provided in the New Note Indenture; and

•             certain events of bankruptcy, insolvency or reorganization involving us or any of our significant subsidiaries.

The term “significant subsidiary” means a subsidiary that would constitute a “significant subsidiary” as such term is defined under Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act.

Subject to the provisions of the New Note Indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the New Note Indenture at the request or direction of any holder, unless the holder shall have offered indemnity satisfactory to the trustee. Subject to providing indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding New Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

If an event of default, other than an event of default arising from events of insolvency, bankruptcy or reorganization, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding New Notes may accelerate the maturity of all New Notes. After such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding New Notes may, however, under certain circumstances, rescind and annul the acceleration if all events of default, other than the non-payment of principal of and interest on the New Notes that have become due solely by such declaration of acceleration, have been cured or waived as provided in the New Note Indenture. If an event of default arising from events of insolvency, bankruptcy or reorganization occurs, then the principal of, and accrued interest on, all the New Notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the New Notes or the trustee. For information as to waiver of defaults, see “ — Meetings, Modification and Waiver” below.

Holders of the New Notes do not have the right to institute any proceeding with respect to the New Note Indenture, or for any remedy under the New Note Indenture, unless:

•             such holder gives the trustee written notice of a continuing event of default;

•             the holders of at least 25% in aggregate principal amount of the outstanding New Notes have made a written request and offered indemnity satisfactory to the trustee to institute proceedings;

•             the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding New Notes a direction inconsistent with the written request; and

•             the trustee shall have failed to institute such proceeding within 60 days of the written request.

These limitations do not, however, apply to a suit instituted by a holder for the enforcement of payment of the principal of or interest on the New Notes on or after the respective due dates expressed in the New Notes or a holder’s right to convert the New Notes in accordance with the New Note Indenture.

We will be required to furnish to the trustee annually a statement as to the performance of certain of our obligations under the New Note Indenture and as to any default in such performance.

Notwithstanding the foregoing, the New Note Indenture provides that, to the extent elected by us, the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the New

Note Indenture, which are described below under the caption “ — Reports,” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, will for the first 120 days after the occurrence of such an event of default consist exclusively of the right to receive special interest on the New Notes at an annual rate equal to 0.50% of the principal amount of the New Notes. This special interest will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which the special interest began to accrue on any New Notes. The special interest will accrue on all outstanding New Notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the New Note Indenture first occurs to but not including the 120th day thereafter (or such earlier date on which the event of default shall have been cured or waived). On such 120th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 120th day), such special interest will cease to accrue and, if the event of default relating to reporting obligations has not been cured or waived prior to such 120th day, the New Notes will be subject to acceleration as provided above. The provisions of the New Note Indenture described in this paragraph will not affect the rights of holders in the event of the occurrence of any other event of default. In the event we do not elect to pay special interest upon an event of default in accordance with this paragraph, the New Notes will be subject to acceleration as provided above.

If we elect to pay special interest in connection with an event of default relating to the failure to comply with reporting obligations in the New Note Indenture, which are described below under “ — Reports,” and for any failure to comply with the requirements of Section 314(a) of the Trust Indenture Act in accordance with the immediately preceding paragraph, we will notify all holders of the New Notes and the trustee and paying agent of such election on or before the close of business on the date on which such event of default first occurs.

Reports

We will be required to file with the trustee, within 15 days after filing the same with the SEC, copies of our annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. In the event we are at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will file all such reports with the trustee as may be required by the provisions of Section 314(a) of the Trust Indenture Act.

Meetings, Modification and Waiver

The New Note Indenture contains provisions for convening meetings of the holders of the New Notes to consider matters affecting their interests.

Certain limited modifications and amendments of the New Note Indenture may be made without the necessity of obtaining the consent of the holders of the New Notes. Other modifications and amendments of the New Note Indenture may be made, compliance by us with certain restrictive provisions of the New Note Indenture may be waived and any past defaults by us under the New Note Indenture (except a default in the payment of principal or interest) may be waived, either:

•            with the written consent of the holders of not less than a majority in aggregate principal amount of the New Notes at the time outstanding; or

•            by the adoption of a resolution, at a meeting of holders of the New Notes at which a quorum is present, by the holders of at least 66 2/3% in aggregate principal amount of the New Notes represented at such meeting.

The quorum at any meeting called to adopt a resolution will consist of persons holding or representing a majority in aggregate principal amount of the New Notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

A modification or amendment, however, requires the consent of the holder of each outstanding New Note affected by such modification or amendment if it would:

•            change the stated maturity of the principal of, or interest on, a New Note;

•            reduce the principal amount of, or interest on, if applicable, any New Note;

•            reduce the amount payable upon a redemption or repurchase at the option of a holder upon specified dates or upon a fundamental change;

•            reduce the amount of principal payable upon acceleration of the maturity of the New Note;

•            modify the provisions with respect to the repurchase rights of holders of the New Notes in a manner adverse to the holders;

•            modify our right to redeem the New Notes in a manner adverse to the holders;

•            modify the provisions of the New Note Indenture relating to our requirement to repurchase the New Notes (i) upon a fundamental change after the occurrence thereof or (ii) on May 15, 2014, May 15, 2017 and May 15, 2022;

•            change the place or currency of payment on a New Note;

•            impair the right to institute suit for the enforcement of any payment on any New Note;

•            modify our obligation to maintain an office or agency in The City of New York;

•            adversely affect the right to convert the New Notes other than a modification or amendment required by the terms of the New Note Indenture;

•            modify our obligation to deliver information required under Rule 144A of the Securities Act to permit resales of the New Notes and common stock issued upon conversion of the New Notes if we cease to be subject to the reporting requirements under the Exchange Act;

•            reduce the above-stated percentage of the principal amount of outstanding New Notes whose holders’ consent is needed to modify or amend the New Note Indenture;

•            reduce the percentage of the principal amount of outstanding New Notes whose holders’ consent is needed to waive compliance with certain provisions of the New Note Indenture or to waive certain defaults; or

•            reduce the percentage required for the adoption of a resolution or the quorum required at any meeting of holders of the New Notes at which a resolution is adopted.

Payment

We will make all payments of principal and interest on the New Notes by dollar check drawn on an account maintained at a bank in The City of New York. If you hold registered New Notes with a face value greater than $2,000,000, at your request we will make payments of principal or interest to you by wire transfer to an account maintained by you at a bank in The City of New York. Payment of any interest on the New Notes will be made to the entity in whose name the New Note, or any predecessor New Note, is registered at the close of business on May 1 or November 1, whether or not a business day, immediately preceding the relevant interest payment date (a “regular record date”). If you hold registered New Notes with a face value in excess of $2,000,000 and you would like to receive payments by wire transfer, you are required to provide the trustee with wire transfer instructions at least 15 days prior to the relevant payment date. Payments made to DTC as holder of one or more global notes will be made by wire transfer.

Payments on any global note registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee in its capacity as the registered holder under the New Note Indenture. Under the terms of the New Note Indenture, we and the trustee will treat the persons in whose names the New Notes, including any global note, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee, nor any of our agents or the trustee’s agents has or will have any responsibility or liability for:

•             any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in a global note, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in a global note; or

•             any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

We will not be required to make any payment on the New Notes due on any day that is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

We have initially appointed the trustee as paying agent and conversion agent. We may terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents. Until, however, the New Notes have been delivered to the trustee for cancellation, or moneys sufficient to pay the principal of and interest on the New Notes have been made available for payment and either paid or returned to us as provided in the New Note Indenture, we will maintain an office or agency in The City of New York for surrender of the New Notes for conversion. Notice of any termination or appointment and of any change in the office through which any paying agent or conversion agent will act will be given in accordance with “ — Notices” below.

All moneys deposited with the trustee or any paying agent, or then held by us, in trust for the payment of principal of or interest on any New Notes that remain unclaimed at the end of two years after the payment has become due and payable will be repaid to us, and you will then look only to us for payment.

Purchase of the New Notes by IFMI

We may, to the extent permitted by applicable law, at any time purchase New Notes in the open market, by tender at any price or by private agreement. Any New Note that we purchase will be surrendered to the trustee for cancellation.

Surrender and Cancellation of the New Notes

All New Notes surrendered for payment, redemption, registration of transfer, or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All New Notes delivered to the trustee shall be cancelled promptly by the trustee. No New Notes shall be authenticated in exchange for any New Notes cancelled as provided in the New Note Indenture.

Notices

Notice to holders of the registered New Notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Notice of a redemption of the New Notes will be given not less than 30 or more than 60 days prior to the redemption date and will specify, among other things, the redemption date and the price at which the New Notes are to be redeemed. A notice of redemption of the notes will be irrevocable.

Replacement of the New Notes

We will replace any New Note that becomes mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated note or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed New Note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the New Note before a replacement New Note will be issued.

Payment of Stamp and Other Taxes

We will pay all stamp and other duties, if any, that may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance, transfer, exchange or conversion of the New Notes. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein in connection with the Old Notes.

Registration under Securities Law

We are making the Exchange Offer in reliance on the exemption from the registration requirements of the Securities Act, afforded by Section 3(a)(9) thereof. Therefore, we will not pay any commission or other remuneration to any broker, dealer, salesperson or other person for soliciting tenders of the Old Notes. However, our regular employees may contact holders of the Old Notes and will answer inquiries concerning the Exchange Offer. These employees will not receive additional compensation for these services. The Exchange Offer is exempt from state securities law requirements by virtue of Section 18(b)(4)(C) of the Securities Act.

Governing Law

The New Note Indenture and the New Notes are governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws rules thereof.

The Trustee

U.S. Bank National Association agreed to serve as the trustee under the New Note Indenture. The trustee is permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. Under the Trust Indenture Act, however, if the trustee acquires any conflicting interest and there exists a default with respect to the New Notes, the trustee must eliminate such conflict or resign.

The holders of a majority in aggregate principal amount of all outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. Any such direction may not, however, conflict with any law or the New Note Indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

If an event of default occurs and is continuing, the trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the New Note Indenture at the request of any of the holders of the New Notes, unless they shall have furnished to the trustee reasonable security or indemnity.

Form, Denomination and Registry

The New Notes will be issued:

•            only in fully registered form;

•             without interest coupons; and

•             in denominations of $1,000 and greater multiples.

Global Note, Book-Entry Form

The New Notes will be evidenced by one or more global notes, which are deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC. Except as set forth below, record ownership of a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Some of the participants or their representatives, together with other entities, own DTC. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly (called “indirect participants”).

DTC or its nominee is considered the sole owner and holder of the global notes for all purposes. Except as otherwise provided in this section, as a holder of a beneficial interest in the global notes, holders will not be entitled to have the New Notes represented by the global note registered in their name, will not receive physical delivery of certificated securities and will not be considered to be the owner or holder of a global note or any New Note it represents for any purpose.

We expect that, pursuant to procedures established by DTC, upon the deposit of a global note with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of the New Notes represented by such global note to the accounts of participants. Ownership of beneficial interests in a global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may have required that certain purchasers of the New Notes take physical delivery of such New Notes in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in a global note to such persons.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We will make cash payments of interest on and principal of and the redemption or repurchase price of a global note to Cede & Co. We will make these payments by wire transfer of immediately available funds on each payment date.

We have been informed that DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the New Notes represented by a global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in New Notes represented by a global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in street name.

We will send any redemption notices to Cede & Co. We understand that if less than all the New Notes are being redeemed, DTC’s practice is to determine by lot the amount of the holdings of each participant to be redeemed.

We also understand that neither DTC nor Cede & Co. will consent or vote with respect to the New Notes. We have been advised that under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those participants to whose accounts the New Notes are credited on the record date identified in a listing attached to the omnibus proxy.

DTC has advised us that it will take any action permitted to be taken by a holder of the New Notes, including the presentation of the New Notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the New Notes represented by the global note as to which such participant or participants has or have given such direction. Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by a global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

The global notes will not be registered in the name of any person, or exchanged for the New Notes that are registered in the name of any person, other than DTC or its nominee, unless DTC is unwilling, unable or no longer qualified to continue acting as the depositary for the global note or an event of default with respect to the New Notes represented by the global notes has occurred and is continuing and DTC notifies the trustee of its decision to exchange the global note for certificated New Notes. In those circumstances, DTC will exchange the global note for certificated notes that it will distribute to its participants.

DTC has advised us that it is:

•             a limited purpose trust company organized under the laws of the state of New York;

•             a member of the Federal Reserve System;

•             a clearing corporation within the meaning of the Uniform Commercial Code, as amended; and

•             a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act.

The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note.

Restrictions on Transfer

Each global note and any New Notes issued in exchange for a global note will be subject to restrictions on transfer as further described in the New Note Indenture.

DESCRIPTION OF CAPITAL STOCK

The following section describes the general terms and provisions of our preferred stock and common stock and is subject to the applicable provisions of the Maryland General Corporation Law (“MGCL”). This description is subject to, and is qualified in its entirety by reference to, our charter and bylaws, each of which has previously been filed with the SEC. As used in this section, the terms “IFMI,” the “Company,” “we,” “our” and “us” refer only to Institutional Financial Markets, Inc. and do not include any of our current or future subsidiaries.

General

Our charter provides that we may issue up to 150,000,000 shares of stock, consisting of 100,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share. Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions or other distributions, qualifications or terms or conditions of redemption for each such class or series. As of the date of this Exchange Offer Circular, (a) one share of the preferred stock is classified as Series A Voting Convertible Preferred Stock, of which none is issued and outstanding, (b) four million nine hundred eighty three thousand five hundred fifty-seven shares of the preferred stock is classified as Series B Voting Non-Convertible Preferred Stock, of which all are issued and outstanding, and (c) ten thousand shares of the preferred stock is classified as Series C Junior Participating Preferred Stock, of which none are issued and outstanding.

Our outstanding shares of common stock are traded on the NYSE Amex under the symbol “IFMI.” The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

Common Stock

All shares of our common stock issued will be duly authorized, fully paid and non-assessable. Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on transfer of stock, holders of our shares of common stock are entitled to receive distributions on such stock when, as and if authorized by our board of directors out of funds legally available therefor and declared by us and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities, including the preferential rights on dissolution of any class or classes of preferred stock.

Subject to the provisions of our charter regarding the restrictions on transfer of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a plurality of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter regarding the restrictions on transfer of stock, shares of our common stock have equal dividend, liquidation and other rights.

Preferred Stock

Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series. Prior to issuance of shares of each series, our board of directors is required by the MGCL and our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions or other distributions, qualifications and terms or conditions of redemption for each such series.

Each share of Series B Voting Non-Convertible Preferred Stock has no economic rights but entitles the holder thereof to one vote on all matters presented to our stockholders. The Series B Voting Non-Convertible Preferred Stock will be automatically redeemed for par value on December 31, 2012. Holders of Series B Voting Non-Convertible Preferred Stock are not entitled to receive any dividends or distributions upon liquidation, dissolution or winding up of the Company. As of March 31, 2011, there were 4,983,557 shares of Series B Voting Non-Convertible Preferred Stock issued and outstanding.

Provisions of our Charter

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, transfer all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by its board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter does not provide for a lesser percentage for these matters. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. Because certain operating assets may be held by our subsidiaries, this may mean that a subsidiary of ours may be able to merge or sell all or substantially all of our assets without a vote of our stockholders.

We believe that the power of our board of directors, without stockholder approval, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. In addition, the charter authorizes the board of directors to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of us that might involve a premium price for our stockholders or otherwise be in their best interest.

Restrictions on Ownership and Transfer

The Company has adopted a Section 382 Rights Agreement in an effort to protect against a possible limitation on the Company’s ability to use its net operating loss and net capital loss carry forwards to reduce potential future federal income tax obligations. The Rights Agreement contains a provision such that if a person or group acquires beneficial ownership of 4.95% or more of the Company’s common stock and is determined by the Company’s board of directors to be an acquiring person, certain Rights (other than the Rights held by the acquiring person) will entitle holders to purchase common stock having a value of two times the exercise price of the Right. See “Rights Agreement” below.

Anti-Takeover Provisions in our charter an bylaws and in the Maryland General Corporation Law (the “MGCL”)

Provisions of the MGCL and our charter and bylaws could discourage a takeover of us even if a change of control would be beneficial to the interests of our stockholders. These statutory, charter and bylaw provisions include the following:

•

the MGCL generally requires the affirmative vote of two-thirds of all votes entitled to be cast on the matter to approve a merger, consolidation, or share exchange involving us or the transfer of all or substantially all of its assets;

•

our board of directors has the power to classify and reclassify authorized and unissued shares of common stock or preferred stock and, subject to certain restrictions in the IFMI, LLC Agreement, authorize the issuance of a class or series of common stock or preferred stock without stockholder approval;

•

Our charter may be amended only if the amendment is declared advisable by its board of directors and approved by the affirmative vote of the holders of our common stock entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter;

•

the holder of Series A Voting Convertible Preferred Stock, voting separately as a class at each annual meeting, is entitled to nominate and elect a number of Series A directors equal to at least one-third (but less than a majority) of the total number of directors and only the holders of Series A Voting Convertible Preferred Stock or a majority of the Series A directors then in office can fill a vacancy among the Series A directors;

•

a director (other than a Series A director) may be removed from office at any time with or without cause by the affirmative vote of the holders of our common stock entitled to cast at least two-thirds of the votes of the stock entitled to be cast in the election of directors;

•

an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders and nominations of persons for election to our board of directors at an annual or special meeting of its stockholders;

•	no stockholder is entitled to cumulate votes at any election of directors; and

•

our stockholders may take action in lieu of a meeting with respect to any actions that are required or permitted to be taken by its stockholders at any annual or special meeting of stockholders only by unanimous consent.

Rights Agreement

On December 21, 2009, the Company’s board of directors adopted a Section 382 Rights Agreement (the “Rights Agreement”) in an effort to protect against a possible limitation on the Company’s ability to use its net operating loss and net capital loss carry forwards (the “deferred tax assets”) to reduce potential future federal income tax obligations. The Rights Agreement provides for a distribution of one preferred stock purchase right (a “Right,” and collectively, the “Rights”) for each share of the Company’s common stock outstanding to stockholders of record at the close of business on December 21, 2009. Each Right entitles the registered holder to purchase from the Company a unit consisting of one ten-thousandth of a share of Series C Junior Participating Preferred Stock, par value $0.001 per share, at a purchase price of $100.00 per unit, subject to adjustment.

Initially, the Rights will not be exercisable and will be attached to and automatically trade with the Company’s common stock. The Rights will separate from the Company’s common stock and a “distribution date” will occur, with certain exceptions, upon the earlier of (i) ten days following a public announcement that a person or a group of affiliated or associated persons has acquired beneficial ownership of 4.95% or more of the Company’s outstanding common stock, which person or group would then qualify as an “acquiring person,” or (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person or group becoming an acquiring person. If at the time of the adoption of the Rights Agreement, any person or group of affiliated or associated persons was the beneficial owner of 4.95% or more of the outstanding shares of the Company’s common stock, such person shall not become an acquiring person unless and until such person acquires any additional shares of the Company’s common stock. In addition to other exceptions, a person will not become an acquiring person if such person acquired the shares of the Company’s common stock pursuant to the exercise of options or warrants to purchase common stock outstanding and beneficially owned by such person as of the date such person became the beneficial owner of 4.95% or more of the then outstanding shares of the Company’s common stock or as a result of an adjustment to the number of shares of the Company’s common stock for which such options or warrants are exercisable, or as a result of a stock split or stock dividend.

The Rights have no voting privileges and will expire on the earliest of (i) the close of business on December 31, 2012, (ii) the time at which the Rights are redeemed pursuant to the Rights Agreement, (iii) the time at which the Rights are exchanged pursuant to the Rights Agreement, (iv) the repeal of Section 382 of the Internal Revenue Code or any successor statue if the Company’s board of directors determines that the Rights Agreement is no longer necessary or desirable for the preservation of certain tax benefits, or (v) the beginning of the taxable year of the Company to which the Company’s board of directors determines that certain tax benefits may not be carried forward.

The Rights Agreement contains a provision such that if a person or group acquires beneficial ownership of 4.95% or more of the Company’s common stock and is determined by the Company’s board of directors to be an acquiring person, each Right (other than the Rights held by the acquiring person) will entitle the holder to purchase common stock having a value of two times the exercise price of the Right.

No rights were exercisable at March 31, 2011. There was no impact to the Company’s financial results as a result of the adoption of the Rights Agreement. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual terms and provisions of the Rights Agreement and the Amendment No. 1 to the Rights Agreement, which are filed as exhibits to the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2009 and January 6, 2011, respectively.

EXCHANGE AGENT AND INFORMATION AGENT AND FINANCIAL ADVISOR

Exchange Agent and Information Agent

We have retained Global Bondholder Services Corporation to act as exchange agent and information agent. Questions concerning Exchange Offer procedures may be directed to the exchange agent and information agent at the address set forth on the back cover page of this Exchange Offer Circular. We will pay the exchange agent and information agent a fee for its services, and we will also reimburse the exchange agent and information agent for its reasonable out-of-pocket expenses. We have also agreed to indemnify the exchange agent and information agent against certain liabilities in connection with its services.

The exchange agent and information agent has not been retained to make solicitations or recommendations. The fees received by the exchange agent and information agent will not be based on the principal amount of the Old Notes exchanged in the Exchange Offer.

Financial Advisor

We have retained Sandler O’Neill & Partners, L.P. to act as financial advisor to us in connection with the Exchange Offer. While such financial advisor may contact holders of the Old Notes to inquire whether they have received the offering documents and related materials or have any questions concerning such documents, any such communication with holders will not involve any solicitation of holders regarding the Exchange Offer and will be limited to information contained in the offering documents. We will pay the financial advisor a reasonable and customary fixed fee.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations relating to (i) the tender of the Old Notes for the New Notes pursuant to the Exchange Offer and (ii) the ownership and sale or other disposition of the New Notes and the shares of common stock into which the New Notes may be converted. This summary is for general information only and is not tax advice.

This information is based on:

•	the Code;

•	current, temporary and proposed Treasury Regulations promulgated under the Code;

•	current administrative interpretations of the Internal Revenue Service (the “IRS”); and

•	court decisions;

in each case, as of the date of this Exchange Offer Circular. Future legislation, Treasury Regulations, administrative interpretations or court decisions may adversely affect the tax considerations contained in this discussion. Any change of this type could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the IRS concerning our tax treatment with respect to matters contained in this discussion, and the statements in this Exchange Offer Circular are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any United States federal estate and gift, state, local or foreign tax considerations.

This summary applies only to persons who hold the Old Notes, the New Notes, as the case may be, or, if applicable, our common stock, as capital assets within the meaning of Section 1221 of the Code (that is, generally for investment purposes) and, with respect to the New Notes and common stock, only the New Notes acquired in the Exchange Offer and common stock acquired upon the conversion of the New Notes and does not address the tax consequences to subsequent purchasers of the New Notes or common stock. This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their special circumstances or to holders subject to special tax rules (such as financial institutions, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, partnerships (including any entity classified as a partnership for U.S. federal income tax purposes), dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons who hold the New Notes or our common stock, as applicable, through a partnership or other passthrough entity, persons subject to alternative minimum tax, persons holding the New Notes or our common stock, as applicable, as a part of a hedge, straddle, conversion, constructive sale or other integrated transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar or persons who have ceased to be U.S. citizens or to be taxed as resident aliens). This summary also does not discuss any tax consequences arising under the United States federal estate and gift tax laws or the laws of any state, local, foreign or other taxing jurisdiction.

You are urged to consult your tax advisors regarding the tax consequences to you of:

•	the tender of the Old Notes for the New Notes pursuant to the Exchange Offer;

•	the ownership and sale or other disposition of the New Notes;

•	the acquisition, ownership and sale or other disposition of our common stock, including the federal, state, local, foreign and other tax consequences; and

•	potential changes in the tax laws.

As used in this summary, the term “U.S. holder” means a beneficial owner of an Old Note or a New Note, as the case may be, or, if applicable, our common stock, that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or if a valid election is in place to treat the trust as a United States person (as defined under the Code).

As used in this summary, the term “non-U.S. holder” means a beneficial owner of an Old Note or a New Note, as the case may be or, if applicable, our common stock, that is not a U.S. holder.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of an Old Note or a New Note, as the case may be, or, if applicable, our common stock, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of the Old Notes or the New Notes that are partnerships and partners in those partnerships are urged to consult their tax advisors regarding the United States federal income tax consequences of the exchange of the Old Notes for the New Notes pursuant to the Exchange Offer and the acquisition, ownership and sale or other disposition of the New Notes and/or our common stock.

THIS SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE TENDER OR EXCHANGE OF THE OLD NOTES OR THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES OR COMMON STOCK ARISING UNDER U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Tax Consequences to Tendering U.S. Holders

Treatment of Exchange of the Old Notes for the New Notes

Because the yield of the New Notes exceeds the yield of the Old Notes by more than the greater of .25% and 5% of the annual yield of the Old Notes, we intend to take the position that the exchange of the Old Notes for the New Notes is treated for U.S. federal income tax purposes as an exchange of the Old Notes for the New Notes (and not a continuation of the Old Notes), and the remainder of this discussion assumes this tax treatment.

Exchange as a Recapitalization

The tax consequences of the exchange of the Old Notes for the New Notes depend on whether the Old Notes and the New Notes are considered “securities” for U.S. federal income tax purposes. We intend to take the position that the Old Notes and the New Notes constitute securities for U. S. federal income tax purposes. However, the matter is not free from doubt. The determination of whether a debt instrument constitutes a security depends upon an evaluation of all of the terms and conditions of, and other facts and circumstances relating to, the instrument, with the term of the instrument usually regarded as one of the most significant factors. Although a debt instrument with a term of more than ten years generally is considered to be a security, no authority clearly addresses the impact of the redemption, repurchase and conversion rights of the type applicable to the Old Notes and the New Notes on the determination of the term of a debt instrument for purposes of determining whether the debt instrument is a security. If both the Old Notes and the New Notes constitute securities for United States federal income tax purposes, the exchange should qualify as a recapitalization (and therefore, a generally tax-free reorganization), and a U.S. holder of the Old Notes, in general, should not recognize any gain or loss on the exchange. A U.S. holder generally should have a tax basis in the New Notes equal to its tax basis in the Old Notes, except to the extent of any portion of the New Notes that are attributable to accrued but unpaid interest (which, (i) if not previously included in income, will generally be taxable as ordinary income and (ii) will have a new holding period and a tax basis equal to the amount of such accrued but unpaid interest), and should have a holding period for the New Note that includes the holding period for the Old Note.

Alternative Treatment

If the exchange of the Old Notes for the New Notes does not qualify for treatment as a recapitalization, a U.S. holder of the Old Notes will recognize gain or loss for U.S. federal income tax purposes upon the exchange of the Old Notes for the New Notes in an amount equal to the difference between (i) the U.S. holder’s adjusted tax basis in the Old Notes and (ii) the issue price of the New Notes deemed to be received in exchange therefor, except to the extent attributable to accrued but unpaid interest which, if not previously included in income, generally would be taxable as ordinary income. Generally, a U.S. holder’s “adjusted tax basis” for an outstanding note is equal to the cost of the note to the U.S. holder, increased, if applicable, by any market discount (described below) previously included in income by the U.S. holder under an election to include market discount in gross income currently as it accrues (including any market discount included in the taxable year of the exchange prior to the date of the exchange), and reduced (but not below zero) by the accrual of any amortizable bond premium which the U.S. holder has previously elected to offset against interest payments on the note. Subject to the treatment of a portion of any gain as ordinary income to the extent of any market discount accrued on the Old Notes and not previously included in income by the U.S. holder (discussed below), or to the extent attributable to accrued but unpaid interest not previously included in income, any gain or loss is capital gain or loss and is long-term capital gain or loss if the U.S. holder has held the Old Note for more than one year as of the date of the exchange. Long-term capital gain recognized by certain non-corporate U.S. holders, including individuals, generally is subject to a reduced tax rate. The deductibility of capital losses is subject to limitations. If the exchange does not qualify for treatment as a recapitalization, a U.S. holder’s holding period for a New Note generally commences on the date immediately following the date of the exchange, and the U.S. holder’s initial tax basis in the New Note is the issue price of the New Note. If a deemed exchange of an Old Note for a New Note is treated as a wash sale within the meaning of Section 1091 of the Code, however, tendering U.S. holders are not allowed to recognize currently any loss resulting from the deemed exchange. Instead, this loss is deferred, and is reflected as an increase in the tax basis of the New Notes. U.S. holders are urged to consult their tax advisors regarding whether a deemed exchange of the Old Notes for the New Notes may be subject to the wash sale rules.

Market Discount

Subject to a statutory de minimis exception, in general, market discount is the excess of the principal amount of the note over a U.S. holder’s tax basis in the note immediately after its acquisition (other than an acquisition at original issuance). In general, unless a U.S. holder has elected to include market discount in income currently as it accrues, any gain realized by the U.S. holder on the sale, exchange or other disposition of a note having market discount is treated as ordinary income to the extent of the market discount that has accrued (on a straight line basis or, at the election of the U.S. holder, on a constant yield basis) while the note was held by the U.S. holder. Assuming the exchange qualifies as a recapitalization any market discount on the Old Notes prior to the exchange will survive the exchange and become market discount on the New Notes. Thus, the amount of market discount previously accrued on the Old Notes shall generally be treated as accrued market discount on the New Notes. In addition, the amount of the unaccrued market discount on the Old Notes would generally be carried over to the New Notes and accrue on the New Notes (to the extent exceeding the amount of OID, if any, on the New Notes).

OID on the New Notes

Regardless of whether the exchange of the Old Notes for the New Notes is treated as a recapitalization or a taxable exchange, the tax treatment of the New Notes depends on the “issue price” of the New Notes which might differ significantly from that of the Old Notes. If either the Old Notes or the New Notes (or both) are treated as traded on an established securities market within the meaning of Section 1273(b) of the Code (“publicly traded”), the issue price of the New Notes will be the fair market value of the Old Notes (if the New Notes are not publicly traded) or the New Notes (if the New Notes are publicly traded), as applicable, at the time of the exchange. In such case, the New Notes will be issued with OID if their stated redemption price at maturity (generally, the New Notes’ stated principal amount) exceeds their issue price. If neither the Old Notes nor the New Notes are properly treated as traded on an established securities market, then the issue price of the New Notes will equal their stated principal amount. Although the matter is uncertain, we intend to take the position that the Old Notes are publicly traded on an established market for U.S. federal income tax purposes because we have concluded that the Old Notes appear on a “quotation medium” (as defined in the applicable IRS regulations) in which a system of general circulation provides a reasonable basis to determine fair market value by disseminating actual prices of recent transactions with respect to the Old Notes. We anticipate that the New Notes also will appear on this “quotation medium” and thus will be traded on an established market for U.S. federal income tax purposes. If, contrary to our expectation, the New Notes are not traded on an established market, then the issue price of a New Note will be equal to the fair market value of an Old Note on the date of the exchange. Based on the determination of the fair market values of both the New Notes and the Old Notes, although the matter is uncertain, the New Notes likely will be issued with OID. Also, if the New Notes are issued with OID, it is not clear what the amount of that OID will be.

Subject to a statutory de minimis exception, a U.S. holder is required to include any OID in respect of the New Notes in income on a constant yield to maturity basis over the term of the New Notes and in advance of the receipt of cash payments attributable to such income. If a U.S. holder has bond premium with respect to the New Notes because the U.S. holder’s initial tax basis in the New Notes exceeds the New Note’s stated redemption price at maturity, such U.S. holder will not be required to accrue any OID. In addition, subject to applicable limitations, a U.S. holder may elect to amortize any bond premium in respect of the New Notes as an offset to interest income otherwise required to be included in income in respect of the New Notes during the taxable year.

If a U.S. holder has acquisition premium, such U.S. holder may reduce the amount of any OID accruing on the New Notes for any taxable year by a portion of the acquisition premium properly allocable to that year. A U.S. holder will have acquisition premium with respect to the New Notes if the U.S. holder’s initial basis in the New Notes exceeds the issue price of the New Notes but does not exceed the note’s stated redemption price at maturity.

Interest on the New Notes

Subject to the bond premium rules discussed above, U.S. holders generally will be required to recognize any stated interest as ordinary income at the time it is paid or accrued on the New Notes in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes. Assuming there is more than a de minimis amount of OID on the New Notes, each U.S. holder will generally be required to include OID in its income as it accrues, regardless of that U.S. holder’s regular method of accounting, using a constant yield method, possibly before such U.S. holder receives any payment attributable to such income.

Sale, Exchange, Redemption or Other Taxable Disposition of the New Notes

Upon the sale, exchange, redemption or other taxable disposition of a New Note (other than a conversion of a New Note into our common stock described below under “— Conversion of the New Notes”), subject to the market discount rules discussed above, U.S. holders generally recognize capital gain or loss in an amount equal to the difference between (1) the amount of cash plus the fair market value of all other property received on the disposition (except to the extent the cash or property is attributable to accrued but unpaid interest which, if not previously included in income, would generally be taxable as ordinary income) and (2) the U.S. holder’s adjusted tax basis in the New Note. The capital gain or loss is long-term capital gain or loss if, at the time of the disposition, the U.S. holder has held the New Note for more than one year (including, if applicable, the holding period of an Old Note). Long-term capital gain recognized by certain non-corporate U.S. holders, including individuals, generally is subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Conversion of the New Notes

In general, a U.S. holder will recognize no gain or loss upon the receipt of common stock upon conversion of the New Notes. A U.S. holder’s adjusted basis in the common stock will equal the U.S. holder’s adjusted basis in the New Notes. Any portion of our common stock received on a conversion of the New Notes that is attributable to accrued but unpaid interest will generally be taxable as ordinary income, if not previously included in gross income. A U.S. holder’s basis in our common stock attributable to accrued but unpaid interest will equal the amount of such interest and the holding period for such stock shall begin on the day after the date the New Notes are converted.

Cash received in lieu of a fractional share generally will be treated as a payment in exchange for such fractional share. Upon conversion, the amount of gain or loss on the deemed sale of a fractional share will be the difference between the amount of cash received and the portion of the adjusted basis in the New Note that is allocable to the fractional share.

Conversion Rights on Business Combination

In the event we undergo certain transactions as described under “Description of the New Notes — Conversion Procedures,” the conversion rate and the related conversion obligation may be adjusted so that a U.S. holder may receive shares of common stock of an acquirer upon conversion of the New Notes. Depending on the facts and circumstances at the time of the change in control, the adjustment may result in a deemed exchange of the outstanding New Notes, which may be a taxable event for U.S. federal income tax purposes. Each U.S. holder should consult the holder’s tax advisor regarding the U.S. federal income tax consequences of an adjustment.

Constructive Distributions

Holders of convertible debt instruments such as the New Notes may, in certain circumstances, be deemed to have received distributions of stock if the conversion rate of the instruments is adjusted. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments, however, generally are not deemed to result in a constructive distribution of stock. Certain of the possible adjustments provided in the New Notes may not qualify as being pursuant to a bona fide reasonable adjustment formula. For example, a constructive distribution will result if the conversion rate is adjusted to compensate holders of the New Notes for distributions of cash to our stockholders. The adjustment to the conversion rate of the New Notes converted in connection with certain fundamental changes, as described under “Description of New Notes —Conversion Rights – Adjustment to Conversion Price Upon Certain Fundamental Changes,” also may be treated as a constructive distribution. If the adjustments are made, a U.S. holder may be deemed to have received constructive distributions includible in the holder’s income in the manner described below under “—Tax Consequences to Tendering U.S. Holders — Ownership of Common Stock — Distributions” even though the U.S. holder has not received any cash or property as a result of the adjustments. In addition, in certain circumstances, the failure to provide for this adjustment may also result in a constructive distribution to a U.S. holder.

Ownership of Common Stock

Distributions

A distribution paid by us in respect of our common stock will constitute a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. The gross amount of any such dividend to a U.S. holder will be included in the gross income of the U.S. holder, as ordinary dividend income from U.S. sources. In general, distributions in excess of our current or accumulated earnings and profits will not be taxable to a U.S. holder to the extent that such distributions to the U.S. holder do not exceed the U.S. holder’s adjusted tax basis in the shares of common stock with respect to which the distribution is paid, but rather will reduce the U.S. holder’s adjusted tax basis in such common stock (but not below zero). To the extent that distributions exceed our current and accumulated earnings and profits as well as the U.S. holder’s adjusted tax basis in the common stock, such distributions generally will be taxable as capital gain realized in respect of the common stock.

Under current U.S. federal income tax law, dividends paid prior to December 31, 2012 to certain non-corporate U.S. holders, including individuals, generally will constitute qualified dividend income eligible for preferential rates of U.S. federal income tax, with a maximum rate of 15%, provided certain conditions and requirements are satisfied, such as minimum holding period requirements. U.S. holders that are corporations may be eligible for a partial dividends-received deduction with respect to dividend distributions that are paid in respect of our common stock, subject to certain conditions and requirements, such as minimum holding period requirements. There can be no assurance that we will have sufficient current or accumulated earnings and profits for distributions in respect of our common stock to qualify as dividends for U.S. federal income tax purposes.

Sale or Other Taxable Disposition

In general, a U.S. holder will recognize capital gain or loss upon the sale or other taxable disposition of shares of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and such U.S. holder’s adjusted tax basis in the shares of our common stock at the time of the disposition. Any such capital gain will be long-term capital gain if the shares of our common stock have been held by the U.S. holder for more than one year. Under current U.S. federal income tax law, certain U.S. holders (including individuals) are eligible for preferential rates of U.S. federal income tax on long-term capital gains. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

We are required to furnish to the holders of the Old Notes, the New Notes or shares of our common stock, other than exempt holders, and to the IRS, information with respect to consideration received under the Exchange Offer, payments of interest (including any OID) on the New Note and dividends paid on shares of our common stock.

A U.S. holder may be subject to backup withholding with respect to the exchange of the Old Notes for the New Notes and/or cash and payments of interest (including any OID) on the New Notes, dividends paid on shares of our common stock or with respect to proceeds received from a disposition of the New Notes or shares of our common stock. Certain holders (including, among others, certain tax-exempt organizations) generally are not subject to backup withholding. Each U.S. holder is subject to backup withholding if the U.S. holder is not otherwise exempt and the U.S. holder (1) fails to furnish the U.S. holder’s taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number; (2) furnishes an incorrect TIN; (3) is notified by the IRS that the U.S. holder has failed to report properly payments of interest or dividends; or (4) fails to certify, under penalties of perjury, that the U.S. holder has furnished a correct TIN and that the IRS has not notified the U.S. holder that the U.S. holder is subject to backup withholding.

Backup withholding is not an additional tax. A U.S. holder generally is entitled to credit any amounts withheld under the backup withholding rules against the holder’s U.S. federal income tax liability which may entitle such U.S. holder to a refund provided that the required information is furnished to the IRS in a timely manner.

Tax Consequences to Non-Tendering U.S. Holders

There should be no tax consequences to U.S. holders who do not participate in the Exchange Offer.

Tax Consequences to Tendering Non U.S. Holders

Treatment of Exchange of the Old Notes for the New Notes

Non-U.S. holders may recognize gain or loss in connection with the exchange of the Old Notes for the New Notes under the same principles as those applicable to U.S. holders described above. See “—Tax Consequences to Tendering U.S. Holders — Treatment of Exchange of the Old Notes for the New Notes” above. Any gain so recognized will be subject to the US federal income tax rules described below for a sale, exchange, redemption or other taxable disposition by a non-U.S. holder of a New Note, assuming that the rules applicable to the New Notes equally apply to the Old Notes. See “—Tax Consequences to Tendering Non-U.S. Holders — Sale, Exchange, Redemption or Other Taxable Disposition of the New Notes” below. Any amount is received for accrued and unpaid interest will be governed by the rules described below under “—Interest on the New Notes”, assuming the same rules applied to interest paid on the Old Notes.

Interest on the New Notes

A non-U.S. holder is not subject to the 30% United States federal withholding tax with respect to payments of interest or OID on the New Notes, provided that:

•	the non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-U.S. holder is not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person”;

•	the non-U.S. holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

the non-U.S. holder provides the non-U.S. holder’s name and address, and certifies, under penalties of perjury, that the non-U.S. holder is not a United States person (which certification may be made on an IRS Form W-8BEN (or successor form)), or the non-U.S. holder holds the New Notes through certain foreign intermediaries and the non-U.S. holder and the foreign intermediaries satisfy the certification requirements of applicable Treasury Regulations.

If a non-U.S. holder cannot satisfy the requirements described above, the non-U.S. holder will be subject to the 30% United States federal withholding tax with respect to payments of interest on the New Notes, unless the non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable United States income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that the interest (including OID) is not subject to withholding tax because it is effectively connected with the conduct of a United States trade or business. If a non-U.S. holder is engaged in a trade or business in the United States and interest (including OID) on a New Note is effectively connected with the non-U.S. holder’s conduct of that trade or business (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), the non-U.S. holder will be subject to U.S. federal income tax on that interest (including OID) on a net income basis (although the non-U.S. holder will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if the non-U.S. holder is a United States person as defined under the Code. In addition, if a non-U.S. holder is a foreign corporation, the non-U.S. holder may be subject to an additional branch profits tax equal to 30% (or lower rate as may be prescribed under an applicable United States income tax treaty).

Sale, Exchange, Redemption or Other Taxable Disposition of the New Notes

Any gain realized by a non-U.S. holder on the sale, exchange, redemption or other taxable disposition of a New Note (except with respect to accrued and unpaid interest, which is taxable as described above) generally is not subject to U.S. federal income tax unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met; or

•	the New Notes constitute a “United States real property interest,” or “USRPI,” within the meaning of the Foreign Investment in Real Property Tax Act, or “FIRPTA”.

If a non-U.S. holder’s gain is described in the first bullet point above, the non-U.S. holder generally will be subject to U.S. federal income tax on the net gain derived from the sale. If the non-U.S. holder is a corporation, then the non-U.S. holder may also be required to pay a branch profits tax at a 30% rate (or a lower rate as may be prescribed under an applicable United States income tax treaty). If the non-U.S. holder is an individual described in the second bullet point above, the non-U.S. holder will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the non-U.S. holder is not considered a resident of the United States. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules. In addition, each non-U.S. holder is urged to consult the non-U.S. holder’s tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of the New Notes or the common stock.

We have not been for the last five years, and do not anticipate becoming, a United States real property holding corporation and therefore the New Notes should not be USRPIs. There can be no assurance, however, that the New Notes will not constitute USRPIs, depending on the facts in existence at the time of any redemption, repurchase or other taxable disposition of the New Notes, in which case, we may be required to withhold 10% of any amounts payable on redemption or repurchase of a New Note.

Conversion of the New Notes

If a non-U.S. holder receives shares of our common stock in respect of accrued interest on a New Note, the non-U.S. holder is subject to the rules described under “—Tax Consequences to Tendering Non-U.S. Holders — Interest on the New Notes” above. Otherwise, a non-U.S. holder generally does not recognize any income, gain or loss on the conversion of a New Note into shares of our common stock.

Constructive Distributions

Holders of convertible debt instruments such as the New Notes may, in certain circumstances, be deemed to have received distributions of stock if the conversion rate of the instruments is adjusted. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments, however, generally are not deemed to result in a constructive distribution of stock. Certain of the possible adjustments provided in the New Notes may not qualify as being pursuant to a bona fide reasonable adjustment formula. For example, a constructive distribution will result if the conversion rate is adjusted to compensate holders of the New Notes for distributions of cash to our stockholders. The adjustment to the conversion rate of the New Notes converted in connection with certain fundamental changes, as described under “Description of New Notes —Conversion Rights – Adjustment to Conversion Price Upon Certain Fundamental Changes,” also may be treated as a constructive distribution. If the adjustments are made, a non-U.S. holder may be deemed to have received constructive distributions and be subject to the rules described below under “—Tax Consequences to Tendering Non-U.S. Holders — Common Stock — Distributions” even though the non-U.S. holder has not received any cash or property as a result of the adjustments. In addition, in certain circumstances, the failure to provide for this adjustment may also result in a constructive distribution to a non-U.S. holder.

Common Stock

Distributions

Except as described below, dividends paid to a non-U.S. holder in respect of shares of our common stock generally will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable tax treaty. In order to claim the benefits of an applicable tax treaty, a non-U.S. holder will be required to satisfy applicable certification (for example, IRS Form W-8BEN or other applicable form) and other requirements prior to the distribution date. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

Dividends paid to a non-U.S. holder that are effectively connected with its conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally are exempt from the 30% U.S. federal withholding tax. Instead, any such dividends generally will be subject to U.S. federal income tax in the same manner as if the Non-U.S. holder were a U.S. holder, as described above. See “—Tax Consequences to Tendering U.S. Holder — Common Stock — Distributions” above. Non-U.S. holders will be required to comply with certification (for example, IRS Form W-8ECI or applicable successor form) and other requirements in order for effectively connected income to be exempt from the 30% U.S. federal withholding tax. A corporate non-U.S. holder also may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable tax treaty) with respect to any effectively connected dividends, subject to certain adjustments.

Sale or Other Taxable Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a sale or other taxable disposition of common stock unless (i) the gain is effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); (ii) the non-U.S. holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are satisfied; or (iii) we are or have been a United States real property holding corporation for U.S. federal income tax purposes at any time during the five-year period (or shorter period in some situations) ending on the date of the disposition. We have not been for the last five years and do not anticipate becoming a United States real property holding corporation for U.S. federal income tax purposes.

Gain from the disposition of shares by a non-U.S. holder that is effectively connected with its conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to U.S. federal income tax in the same manner as if the non-U.S. holder were a U.S. holder, as described above. See “—Tax Consequences to Tendering U.S. Holders — Ownership of Common Stock — Sale or Other Taxable Distribution” above. A corporate non-U.S. holder also may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable tax treaty) with respect to any effectively connected gain from the disposition of shares, subject to certain adjustments.

Recent Legislative Developments

In 2010 the Hiring Incentives to Restore Employment Act added, among other things, new sections 1471 to 1474 of the Code, which will, effective January 1, 2013, impose new information reporting and withholding tax requirements for interest, dividends and sales proceeds paid to certain non-U.S. entities that own debt obligations of, or shares in, U.S. corporations. In general, to avoid a 30% withholding tax under these provisions, (1) foreign financial institutions that hold shares in U.S. corporations will be required to identify for the IRS each U.S. account owner who is a beneficial owner of such shares and to provide certain information regarding the account, and also to agree to comply with certain other requirements, and (2) other foreign entities (aside from public companies) that are beneficial owners of shares will be required to identify United States persons who own a 10% or greater interest in such foreign entity. These withholding obligations do not apply to interest payments on, or gross sale proceeds from sale or disposition of, obligations outstanding prior to March 18, 2012, and therefore will not apply to the New Notes but could apply to the common stock issued before or after that date. Foreign entities, and other foreign persons who plan to have their shares held through a foreign financial institution, should consider the potential applicability of these new provisions and consult their tax advisors.

Backup Withholding and Information Reporting

A non-U.S. holder, in general, is not subject to backup withholding with respect to consideration received in connection with the Exchange Offer or payments that we make on the New Notes or shares of our common stock to the non-U.S. holder provided that we do not have actual knowledge or reason to know that the non-U.S. holder is a United States person, as defined under the Code, and the non-U.S. holder has given us the statement described above under “— Tax Consequences to Tendering Non-U.S. Holders — Interest on the New Notes.” In addition, a non-U.S. holder is not subject to backup withholding with respect to the proceeds of the sale of an Old Note or a New Note or shares of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that the non-U.S. holder is a United States person, as defined under the Code, or the non-U.S. holder otherwise establishes an exemption. However, we may be required to report annually to the IRS and to each non-U.S. holder the amount of, and the tax withheld with respect to, any payments of interest (including any accrued OID) or distributions to the non U.S. holder, regardless of whether any tax actually is withheld. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the holder resides.

A non-U.S. holder generally is entitled to credit any amounts withheld under the backup withholding rules against the non-U.S. holder’s U.S. federal income tax liability which may entitle such non-U.S. holder to a refund provided that the required information is furnished to the IRS in a timely manner.

Tax Consequences to Non-Tendering Non-U.S. Holders

There should be no tax consequences to non-tendering non-U.S. holders who do not participate in the Exchange Offer.

The exchange agent and information agent for the Exchange Offer is:

Global Bondholder Services Corporation

65 Broadway – Suite 404

New York, New York 10006

Attention: Corporate Actions

Banks and Brokers Call: (212) 430-3774

Toll Free: (866) 470-3800

Questions, requests for assistance and requests for additional copies of this Exchange Offer Circular may be directed to the exchange agent and information agent.